Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated

August 22, 2025

by and among

ALCHEMY INVESTMENTS ACQUISITION CORP 1,
a Cayman Islands exempted company limited by shares,
as the Parent,

ALCHEMY ACQUISITION HOLDINGS, INC.,
a Delaware corporation,
as the Buyer,

ALCHEMY MERGER SUB, LLC,
a Delaware limited liability company,
as Newco,

CARTIGA, LLC,
a Delaware limited liability company,
as the Company, and

Halle Benett, as the Sellers’ Representative

TABLE OF CONTENTS

Page

Article I DEFINITIONS		3

1.1	Definitions	3
1.2	Index of Defined Terms	17

Article II CONSTRUCTION		20

2.1	Construction	20

Article III THE DOMESTICATION AND MERGER		20

3.1	Domestication	20
3.2	Closing Transactions	21
3.3	Closing; Effective Time	21
3.4	Certificate of Formation; Limited Liability Company Agreement	21
3.5	Limited Liability Agreement of the OpCo	21
3.6	Board of Managers and Officers; Buyer Board	21
3.7	Effects of the Merger	22
3.8	No Further Ownership Rights in Company Equity Interests	22
3.9	Withholding Rights	22
3.10	Taking of Necessary Action; Further Action	22
3.11	Tax Treatment of the Transaction	22

Article IV CONVERSION OF EQUITY SECURITIES; CLOSING MERGER CONSIDERATION		23

4.1	Conversion of Equity Securities	23
4.2	Buyer Contribution	24
4.3	Exchange of Company Equity Interests	24
4.4	Payment of Expenses	25

i

TABLE OF CONTENTS CONTINUED

Page

Article V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		26

5.1	Organization and Qualification; Subsidiaries	26
5.2	Certificate of Formation and Limited Liability Company Agreement	26
5.3	Capitalization	26
5.4	Authority Relative to This Agreement	28
5.5	No Conflict; Required Filings and Consents	28
5.6	Permits; Compliance	29
5.7	Financial Statements; Records	30
5.8	Internal Accounting Controls	31
5.9	Properties; Title to the Company’s Assets	31
5.10	Absence of Certain Changes or Events	32
5.11	Absence of Litigation	32
5.12	Employee Benefit Plans	32
5.13	Labor and Employment Matters	34
5.14	Real Property	35
5.15	Intellectual Property	37
5.16	Taxes	41
5.17	Environmental Matters	42
5.18	Material Contracts	42
5.19	Directors and Officers	44
5.20	Insurance	44
5.21	Board Approval; Vote Required	45
5.22	Certain Business Practices	45
5.23	Exchange Act	45
5.24	Brokers	46
5.25	Related Party Transactions	46
5.26	Information Supplied	46

TABLE OF CONTENTS CONTINUED

Page

Article VI REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE BUYER AND NEWCO		47

6.1	Corporate Organization	47
6.2	Governing Documents	47
6.3	Capitalization	47
6.4	Authority Relative to This Agreement	49
6.5	No Conflict; Required Filings and Consents	49
6.6	Compliance	50
6.7	SEC Filings; Financial Statements; Sarbanes-Oxley	50
6.8	Absence of Certain Changes or Events	52
6.9	Absence of Litigation	52
6.10	Board Approval; Vote Required	52
6.11	No Prior Operations of the Buyer or Newco	53
6.12	Brokers	53
6.13	The Parent Trust Fund	53
6.14	Employees	54
6.15	Taxes	54
6.16	Registration and Listing	56
6.17	Information Supplied	56

Article VII COVENANTS OF THE COMPANY PENDING CLOSING		57

7.1	Conduct of Business by the Company Pending the Merger	57
7.2	Conduct of Business by the Parent, the Buyer and Newco Pending the Merger	59
7.3	Claims Against Trust Account	61

TABLE OF CONTENTS CONTINUED

Page

Article VIII ADDITIONAL AGREEMENTS		62

8.1	Proxy Statement; Registration Statement	62
8.2	The Parent Shareholders’ Meeting, the Buyer Approval and Newco Member Approval	65
8.3	Company Member Approval	65
8.4	Access to Information; Confidentiality	66
8.5	Exclusivity; Company Board Recommendation	67
8.6	Post-Closing Equity Plans	69
8.7	Directors’ and Officers’ Indemnification	70
8.8	Notification of Certain Matters	71
8.9	Further Action; Reasonable Best Efforts	71
8.10	Public Announcements	72
8.11	Tax Matters	72
8.12	Stock Exchange Listing	74
8.13	Antitrust	74
8.14	PCAOB Audited Financials	75
8.15	Trust Account	75
8.16	Financing	76
8.17	Minimum Cash	76
8.18	Employment Agreements	76

Article IX CONDITIONS TO THE MERGER		77

9.1	Conditions to the Obligations of Each Party	77
9.2	Conditions to the Obligations of the Parent, the Buyer and Newco	78
9.3	Conditions to the Obligations of the Company	79

Article X TERMINATION, AMENDMENT AND WAIVER		81

10.1	Termination	81
10.2	Effect of Termination	82
10.3	Termination Fee.	82
10.4	Amendment	84
10.5	Waiver	84

TABLE OF CONTENTS CONTINUED

Page

Article XI SELLERS’ REPRESENTATIVE		84

11.1	Appointment	84
11.2	Purpose	84
11.3	Seller Indemnification	85
11.4	Buyer Reliance	85
11.5	Resignation and Appointment	85
11.6	Irrevocable; Appointment; Authorized Actions	85

Article XII GENERAL PROVISIONS		86

12.1	Notices	86
12.2	Nonsurvival of Representations, Warranties and Covenants	87
12.3	Severability	87
12.4	Entire Agreement; Assignment	87
12.5	Parties in Interest	87
12.6	Governing Law	87
12.7	WAIVER OF JURY TRIAL	88
12.8	Headings	88
12.9	Counterparts; Electronic Delivery	88
12.10	Specific Performance	88
12.11	No Recourse	89

Exhibits

A – Form of Buyer Amended and Restated Certificate of Incorporation

B – Form of Buyer Amended and Restated Bylaws

C – Form of OpCo Amended and Restated Limited Liability Company Agreement

D – Form of Exchange Agreement

E – Form of Support and Non-Redemption Agreement

F – Form of Support Agreement

G – Form of Registration Rights Agreement

H – Form of Lock-up Agreement

I – Form of Tax Receivable Agreement

J – Form of Shareholders Agreement

v

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”) is dated as of August 22, 2025, by and among Alchemy Investments Acquisition Corp 1, a Cayman Islands exempted company limited by shares (the “Parent”), Alchemy Acquisition Holdings, Inc., a Delaware corporation and wholly-owned Subsidiary of the Parent (“Buyer”), Alchemy Merger Sub, LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Buyer (the “Newco”), Cartiga, LLC, a Delaware limited liability company (the “Company”) and Halle Benett, as the Sellers’ Representative (as defined below). Each of the Parent, the Buyer, Newco, the Company and the Sellers’ Representative is also referred to herein as a “Party” and collectively, the “Parties”.

W I T N E S S E T H:

WHEREAS, the Parent is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, at least one (1) Business Day (as defined below) prior to the Closing Date (as defined below) and on the terms and subject to the conditions of this Agreement, the Parent shall re-domicile as and become a Delaware corporation by means of a merger of the Parent with and into the Buyer, with the Buyer becoming the surviving corporation in the merger (the “Domestication”);

WHEREAS, the Parent and the Buyer intend that, for United States federal and applicable state income tax purposes, the Domestication qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations (as defined below) promulgated thereunder (the “Domestication Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code with respect to the Domestication;

WHEREAS, immediately prior to the Domestication, the Certificate of Incorporation and Bylaws of the Buyer shall provide for substantially the same capital structure as the Parent including, without limitation, the number and type of authorized shares comprised in the capital structure of the Parent, and upon the Domestication, such Certificate of Incorporation and Bylaws of the Buyer shall continue to be the Certificate of Incorporation and Bylaws of the Buyer;

WHEREAS, prior to the Effective Time (as defined below), the Buyer will file an amended and restated certificate of incorporation (the “Buyer A&R Certificate of Incorporation”) with the Secretary of State of Delaware substantially in the form attached as Exhibit A hereto and adopt bylaws substantially in the form attached as Exhibit B (together with the Buyer A&R Certificate of Incorporation, the “Buyer A&R Organizational Documents”) hereto which provide, among other things, that the Buyer will have two (2) classes of common stock: Class A common stock and Class B common stock;

WHEREAS, at the Closing, Newco will be merged with and into the Company (the “Merger”), whereupon the separate limited liability company existence of Newco shall cease and the Company shall be the surviving company (the Company following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, at the Closing, the existing limited liability company agreement of the Company (the “Company LLC Agreement”) will be amended and restated in the form attached as Exhibit C hereto (the “OpCo LLCA”) to, among other things, make the Buyer the sole managing member of the OpCo and include as an exhibit thereto an Exchange Agreement in the form attached as Exhibit D hereto (the “Exchange Agreement”) pursuant to which the Buyer, the Company, and the Sellers (as defined below) will, among other things, provide for the exchange of each Seller’s Class B Stock and Units for Class A Stock;

WHEREAS, each of the Board of Directors of the Parent (the “Parent Board”) and the Buyer (the “Buyer Board”) has unanimously (1) determined that each of the Domestication and the Merger is fair to, and in the best interests of, the Parent and Buyer and its sole stockholder, as applicable, and has approved and adopted this Agreement and declared its advisability and approved the Domestication, the Merger and the payment of the Merger Consideration to the members of the Company (the “Sellers”) pursuant to this Agreement and the other transactions contemplated by this Agreement (the “Transactions”), and (2) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of the Parent and the Buyer, as applicable;

WHEREAS, the Board of Managers of the Company (the “Company Board”) (1) has unanimously determined that the form, terms, and provisions of this Agreement, including all exhibits and schedules attached thereto are fair, advisable, and in the best interest of the Company and its members and has approved this Agreement and declared its advisability and approved the Merger and the Transactions, and (2) has recommended the approval and adoption of this Agreement and the Merger to the members of the Company (the “Company Board Recommendation”);

WHEREAS, the Buyer, in its capacity as the sole member of Newco (the “Newco Member”), has determined that the Merger is fair to, and in the best interests of, Newco and such sole member and approved and adopted this Agreement and declared its advisability and approved the Merger and the Transactions;

WHEREAS, the Parent, the Buyer, the Sponsor (as defined below), the Company and the directors and officers of Parent and the Buyer have, concurrently with the execution and delivery of this Agreement, entered into support and non-redemption agreements, dated as of the date hereof (the “Support and Non-Redemption Agreements”) substantially in the form attached hereto as Exhibit E, providing that, among other things, the Sponsor and the directors and officers of the Parent and the Buyer (1) will vote their equity securities of the Parent in favor of the Parent Proposals (as defined below), and (2) will not exercise its Redemption Rights (as defined herein) and (3) the Sponsor will waive any adjustment to the conversion ratio set forth in the Parent Organizational Documents;

WHEREAS, the Parent, the Buyer, the Company, and certain equity holders of the Company have, concurrently with the execution and delivery of this Agreement, entered into support agreements, dated as of the date hereof (the “Support Agreements”) substantially in the form attached hereto as Exhibit F, providing that, among other things, such equity holders of the Company will vote their equity securities of the Company in favor of the adoption of this Agreement and the Merger;

WHEREAS, in connection with the Closing, the Parent, the Buyer, the Company, certain shareholders of the Parent, certain members of the Company, and certain other parties, shall enter into an Amended and Restated Registration and Shareholder Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit G;

WHEREAS, the Parent, the Buyer, the Company, the Sellers and certain equity holders thereof have, concurrently with the execution and delivery of this Agreement, entered into Lock-up Agreements (the “Lock-up Agreements”) substantially in the form attached hereto as Exhibit H, pursuant to which the Buyer Class B Stock and Units included in the Merger Consideration, as well as any Buyer Class A Stock exchanged therefor pursuant to the Exchange Agreement, shall be subject to a lock-up period of time set forth therein;

WHEREAS, in connection with the Closing, Buyer, OpCo, and certain equityholders of the Company shall enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) substantially in the form attached hereto as Exhibit I; and

WHEREAS, in connection with the Closing, the Buyer, OpCo, and certain equityholders of the Company and their affiliates shall enter into a Shareholders Agreement (the “Shareholders Agreement”) substantially in the form attached hereto as Exhibit J.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I
DEFINITIONS

1.1          Definitions. The following terms, as used herein, have the following meanings:

“Action” means any litigation, suit, claim, action, proceeding, hearing, audit, assessment, arbitration, audit or investigation by or before any Governmental Authority.

“Additional Agreements” means the Support and Non-Redemption Agreement, the Support Agreement, the Registration Rights Agreement, the Lock-up Agreements, the OpCo LLCA, the Tax Receivable Agreement, the Exchange Agreement and the Shareholders Agreement.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Cash Proceeds” means the aggregate cash available at Closing, such amount equal to the sum of (a) the Buyer’s Trust Account (after giving effect to redemptions by existing stockholders of the Buyer), (b) cash on the consolidated balance sheet of the Company as of the Closing Date and (c) the net proceeds of the Financing (as defined below) after subtracting any related expenses thereof, if any.

“Anti-Corruption Laws” means, as applicable (a) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws (as defined below) of other countries, (b) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) the UK Bribery Act 2010, (d) anti-bribery legislation promulgated by the European Union and implemented by its member states, (e) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (f) similar legislation applicable to the Company or any Company Subsidiary (as defined below) from time to time.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise Processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Systems that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Buyer Class A Stock” means the Buyer’s Class A common stock, par value $0.0001 per share.

“Buyer Class B Stock” means the Buyer’s Class B common stock, par value $0.0001 per share.

“Buyer Common Stock” means the Buyer Class A Stock and Buyer Class B Stock.

“Buyer Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Parent, the Buyer or Newco taken as a whole; or (b) would prevent, materially delay or materially impede the performance by the Parent, the Buyer or Newco of their respective obligations under this Agreement or the consummation of the Domestication or the Merger, as applicable, or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Buyer Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP (as defined below); (ii) events or conditions generally affecting the industries or geographic areas in which the Buyer operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any actions taken or not taken by the Buyer as expressly required by this Agreement or any Additional Agreement, (vi) any event, circumstance change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions or (vii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company or any Company Subsidiary has requested or to which the Company or any Company Subsidiary has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Buyer is disproportionately and adversely affected thereby as compared with other participants in the industry in which the Buyer operates.

“Buyer Organizational Documents” means: (a) the Certificate of Incorporation of the Buyer and (b) the Bylaws of the Buyer.

“Buyer Preferred Stock” means share of the Buyer’s preferred stock par value $0.0001 per share.

“Buyer Transaction Expenses” means the Parent’s or the Buyer’s Unpaid SPAC Fees plus the Transaction Expenses (as defined below) incurred by the Parent or the Buyer as of the Closing (excluding expenses incurred in connection with arranging the Financing which shall be subtracted from the Financing itself).

“Buyer Unit” means each successor to a Parent Unit after the Domestication composed of (a) one share of Buyer Class A Stock and (b) one-half (1/2) of a Buyer Warrant.

“Buyer Warrant” means each successor to a Parent Warrant after the Domestication and entitling the holder thereof to purchase one (1) share of Buyer Class A Stock at an exercise price of $11.50 per share, subject to adjustment.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time.

“Commercial OTS Software” means “shrink wrap”, “click wrap”, “browse wrap”, or other generally commercially available Software, including such Software made available on an “-as-a-service” basis.

“Company Acquisition Proposal” means any offer, proposal or indication of interest from any third party relating to any Company Acquisition Transaction.

“Company Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition by a third party, directly or indirectly, of more than 50% of the outstanding Company Equity Interests, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any third party beneficially owning (as defined under Section 13(d) of the Exchange Act) more than 50% of the Company Equity Interests; or (b) any acquisition by any third party, directly or indirectly, of more than 50% of the assets of the Company, measured on a fair market value basis, or to which 50% or more of the net revenues or net income of the Company are attributable, in the case of each of clause (a) and (b), whether pursuant to a merger, consolidation, reorganization, recapitalization, liquidation, dissolution, share exchange or other business combination, sale of equity, sale of assets, tender offer, exchange offer or similar transaction involving the Company.

“Company Certificate of Formation” means the certificate of formation of the Company filed with the Delaware Secretary of State on April 25, 2019.

“Company Equity Interests” means all of the limited liability company equity interests of the Company.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use or purports to have a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Mergers or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (in the case of pandemic, including SARS-CoV-2 or COVID-19 pandemic, including any evolutions or mutations of the SARS-CoV-2 virus (the “COVID-19 Pandemic”) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing)); (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Additional Agreement; (vi) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees, agents or Governmental Authorities) (provided, that this clause (vi) shall not apply to any representations or warranty set forth in Section 5.5 or Section 5.6); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (vii) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in a Company Material Adverse Effect); or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which the Buyer has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Owned Software” means all Software within the Company Owned IP.

“Company Transaction Expenses” means the Transaction Expenses incurred by the Company as of the Closing (excluding expenses incurred in connection with arranging the Financing which shall be paid from the proceeds thereof, if any).

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers, customers or agents of the Company or any Company Subsidiaries that is not already generally available to the public, including any Intellectual Property rights.

“Consumer/Commercial Purchase and Related Agreements” means each of the following Contracts to which the Company or any Company Subsidiary is a party: (a) consumer purchase agreements and similar Contracts along with the related Irrevocable Letters of Direction, Attorney Acknowledgements and other related Contracts, (b) loan and pre-settlement sale of contingent proceeds agreements and related Contracts, (c) loan and post-settlement attorney fee purchase agreements and related Contracts, and (d) Contracts entered into pursuant to any Litigation Funding Law or Litigation Funding Permit.

“Contracts” means each Lease and all other contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, Permits, commitments, client contracts, statements of work, sales and purchase orders and similar instruments, oral or written, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other Technology subject to such license, that such Software or other Technology subject to such license, or other Software or other Technology incorporated into, derived from, used or distributed with such Software or other Technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., Source Code form), (b) in the case of Software and Technology, be licensed for the purpose of preparing derivative works, (c) in the case of Software and Technology, be licensed under terms that allow products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled or (d) in the case of Software and Technology, be redistributable at no license fee. Copyleft Licenses include the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the Mozilla Public License (MPL), the Common Development and Distribution License (CDDL), the Eclipse Public License and all Creative Commons “share alike” licenses.

“COVID-19 Response” means any reasonable action or reasonable inaction by the Company taken (or not taken), on or following March 1, 2020, to the extent reasonably necessary in the applicable jurisdiction, taking into account the scope and duration of such action or inaction in such jurisdiction, to comply with any workforce reduction, quarantine, “shelter in place,” “stay at home,” curfew, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any United States Governmental Authority, including the Centers for Disease Control and Prevention, in each case, in response to the COVID-19 Pandemic, including the CARES Act and Families First Act.

“Data and Technology Protection Requirements” means all applicable (i) Privacy Laws; (ii) Privacy Policies in effect; (iii) terms of any agreements and/or codes-of-conduct to which Company or any Company Subsidiary is bound by Law, and including PCI-DSS applicable to Company or any Company Subsidiary or with which the Company or any Company Subsidiary holds itself out as being compliant, relating to the collection, use, storage, disclosure, or cross-border transfer of Personal Information; (iv) the Company’s or any Company Subsidiary’s written rules, policies, and procedures, relating to data protection, data privacy, data security, data breach notification and the collection, use, storage, disclosure of cross-border transfer of Personal Information; and (v) the terms of any Contracts relating to data protection, data privacy, data security, data breach notification and the collection, use, storage, disclosure, or cross-border transfer of Personal Information.

“Data Processor” means a natural or legal Person, public authority, agency or other body which Processes Personal Information on behalf of, at the direction of or while providing services to the Company or any Company Subsidiary.

“Debt for Borrowed Money” means with respect to any Person, all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs.

“DGCL” means the Delaware General Corporation Law, as amended.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, Software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or any Company Subsidiary or the applicable third party intentionally to protect Company IP, or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), any nonqualified deferred compensation plan subject to Section 409A of the Code, and each other material retirement, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten, whether formal or informal, in each case, that is sponsored, maintained, contributed or required to be contributed to by the Company or any of the Company Subsidiaries.

“Environmental Laws” means any Laws relating to pollution or protection of the environment or human health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances.

“Equity Value” means an amount equal to $540,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the Equity Value by (b) the Reference Price.

“Financing” means any transaction or series of related transactions, whether in the form of debt, equity, asset-backed securities, convertible instruments, structured equity, warrants, debt with warrants, hybrid securities, or any other financing instrument or arrangement, whether now known or hereafter developed, including any combination thereof. “Financing” also includes any amendment, modification, refinancing (in excess of the original amount), replacement, extension, or restructuring of any such instrument or arrangement.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (a) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) any non-United States or multi-national government or governmental authority or any political subdivision thereof or (c) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator.

“Hazardous Substances” means any substances, wastes, or materials defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, without duplication, (a) Debt for Borrowed Money of such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business consistent with past practice (or, with respect to the Company, in the Ordinary Course of Business)), (e) all Indebtedness of others (other than the Company or any Company subsidiary) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP, (g) all guarantees by such Person of the Indebtedness of another Person (other than the Company or any Company subsidiary), (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, (i) any unfunded or underfunded liabilities pursuant to any retirement or nonqualified deferred compensation plan or arrangement, (j) any obligations that the Person has elected to defer pursuant to the CARES Act or as a result of COVID-19, including any deferred rent or deferred Taxes, and any liabilities associated with any loans or other stimulus packages received by the Person under the CARES Act and applicable rules and regulations thereunder, and (k) any agreement to incur any of the same.

“Information Security Program” means a collection of policies, procedures, and controls that help an organization protect its Business Data from unauthorized access, breaches, and leaks.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights (including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any) associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) patents, industrial designs, utility models, supplementary protection certificates, inventor’s certificates, certificates of invention, and all applications (including provisional and non-provisional applications) and registrations therefore, together with all reissues, continuations, continuations-in-part, divisionals, revisions, renewals, extensions, counterparts, validations, and reexaminations thereof, (b) trademarks and service marks, trade dress, product configurations, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, extensions, designations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (d) Technology, (e) rights of publicity, and all other intellectual property or proprietary rights of any kind or description, (f) copies and tangible embodiments of any of the foregoing, in whatever form or medium, including all Systems and Software, and (g) all legal rights arising from any of the foregoing, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“IP Contracts” means, collectively, any and all Contracts to which the Company or any Company Subsidiary is a party, or by which any of its respective properties or assets is bound, in any case under which the Company or a Company Subsidiary (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Company Owned IP or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements); in each case other than (A) Contracts for Commercial OTS Software, excluding any Contract under which such Commercial OTS Software is non-exclusively licensed on standard commercial terms for an aggregate fee of less than $50,000, and where such Software is not embedded in any customer-facing Company Owned Software, (B) Contracts under which the Company or a Company Subsidiary is granted a right in or to any Open Source Materials, (C) Contracts with the Company’s or a Company Subsidiary’s employees or contractors on Company’s or a Company Subsidiary’s standard forms, respectively, involving the assignment of Intellectual Property to Company or a Company Subsidiary, and (D) customary non-disclosure agreements entered into in the Ordinary Course of Business.

“knowledge” or “to the knowledge” of a Person means in the case of the Company, the actual knowledge of the Persons listed on Section 1.1(A)(1) of the Company Disclosure Schedule (as defined below), and in the case of the Buyer, the actual knowledge of the Persons listed on Section 1.1(A)(1) of the Parent Disclosure Schedule (as defined below), in each case, after reasonable inquiry of direct reports.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in Real Property held by the Company or any Company Subsidiary.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or any Company Subsidiary holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Lien” means any lien, security interest, mortgage, deed of trust, defect of title, easement, right of way, license, pledge, adverse claim or other encumbrance of any kind, including any encumbrance that secures the payment or performance of an obligation (other than those created under applicable securities Laws).

“Litigation Funding Law” means the Illinois Consumer Legal Funding Act, the Missouri Consumer Legal Funding Act, the Oklahoma Consumer Litigation Funding Act, the South Carolina Consumer Protection Code, the Tennessee Litigation Financing Consumer Protection Act and the Utah Maintenance Funding Practices Act, each as amended, and each similar law governing the engagement of a Person in the business of making loans to or purchasing contingent proceeds from third Persons’ pre-settlement or post-settlement disputes.

“Litigation Funding Permit” means any Company Permit (as defined below) required for the Company or any Company Subsidiary to engage in its business of making loans to or purchasing contingent proceeds from third Persons’ pre-settlement or post-settlement disputes.

“Material Company Subsidiary” means each Company Subsidiary that, in any of the three (3) fiscal years prior to the date of this Agreement, or as of the last day of the fiscal quarter of the Company most recently ended for which financial statements are available, had revenues or total assets for such period in excess of 10% of the consolidated revenues of the Company or total assets of the Company.

“Merger Consideration” means, for each Seller, a number of Units and shares of Buyer Class B Stock equal to (a) the Exchange Ratio multiplied by (b) (i) the number of Company Equity Interests owned by each Seller as of the Closing divided by (ii) the total number of issued and outstanding Company Equity Interests as of the Closing.

“Newco Certificate of Formation” means the certificate of formation of Newco, dated as of June 11, 2025.

“Newco Organizational Documents” means the Newco Certificate of Formation and the limited liability company agreement of Newco.

“Open Source Materials” means any Software or other Technology that is subject to (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the Common Development and Distribution License (CDDL), the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (b) any license to Software or Technology that is considered “free” or “open source software” by the Open Software Foundation or the Free Software Foundation, or any of their successor organizations, (c) the Server Side Public License or (d) any Copyleft License.

“Ordinary Course of Business” means, at any given time, the ordinary course of operations of the business, consistent in all material respects with past practice and any COVID-19 Response taken by the Company.

“Parent Ordinary Shares” means the Parent Class A Ordinary Shares (as defined below) and the Parent Class B Ordinary Shares (as defined below).

“Parent Organizational Documents” means: (a) the Second Amended and Restated Articles of Association of the Parent and (b) the Amended and Restated Memorandum of Association of Parent.

“Parent Unit” means each unit of the Parent issued in the IPO (as defined below) composed of (a) one Parent Class A Ordinary Share and (b) one-half (1/2) of a Parent Warrant.

“Parent Warrant” means each warrant of the Parent entitling the holder thereof to purchase one (1) Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, easements, exceptions, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Liens” means (a) for Tangible Personal Property and Real Property assets, such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current ownership, value or use of such assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar inchoate statutory Liens arising in the Ordinary Course of Business, or deposits to obtain the release of such Liens, in each case consistent with past practice relating to amounts which are not delinquent and which individually or in the aggregate are not material to the Company’s business, (c) Liens for Taxes that are not yet due and delinquent, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that are not violated in any material respect by the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (e) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the Ordinary Course of Business, (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions or record) that do not materially interfere with the present uses of such real property, (g) Liens identified in the Financial Statements (as defined below) and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest. “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means information relating an identified or identifiable Person, device, or household including but not limited to “personal information,” “personal data,” “personally identifiable information” or similar terms as defined by Privacy Laws.

“Privacy Laws” means all applicable Laws, industry requirements, and contracts governing the data protection, data privacy, data security, data breach notification, and the cross-border transfer of Personal Information, including, to the extent applicable: (a) the following Laws and their implementing regulations: the Fair Credit Reporting Act, 15 U.S.C. 1681; the Federal Trade Commission Act, 15 U.S.C. § 45; the CAN-SPAM Act, 15 U.S.C. § 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; the Telemarketing and Consumer Fraud and Abuse Prevention Act, 15 U.S.C. § 6101 et seq.; Children’s Online Privacy Protection Act, 15 U.S.C. §§ 6501 et seq.; the Electronic Communications Privacy Act, 18 U.S.C. §§ 2510-22; the Stored Communications Act, 18 U.S.C. § 2701-12; United States state consumer privacy laws such as the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq.; the New York Department of Financial Services Cybersecurity Regulation, 23 NYCRR 500; the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC) and General Data Protection Regulation (2016/679); and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, and all implementing regulations and requirements, and other similar Laws; (b) applicable rule, codes of conduct, or other requirement of self-regulatory bodies and applicable industry standards, including, to the extent applicable, the Payment Card Industry Data Security Standard.

“Privacy Policies” means all publicly posted and internal policies, notices and privacy statements concerning the Processing, privacy and security of Business Data.

“Processing”, “Process” or “Processed”, with respect to data, means any collection, access, acquisition, storage, protection, use, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing (as defined by any applicable Privacy Law) of such data.

“Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, Permits, and rights-of-way which are appurtenant thereto.

“Redemption Rights” means the right of the holders of Parent Ordinary Shares or shares of Buyer Common Stock to redeem all or a portion of their Parent Ordinary Shares or shares of Buyer Common Stock (in connection with the Transactions or otherwise) as set forth in the organizational documents of the Parent or the Buyer as amended from time to time.

“Reference Date” means January 1, 2022.

“Reference Price” means $10.00.

“Registered Company Owned IP” means all domain names, Social Media Handles within the Company Owned IP and all other Company Owned IP that is the subject of an issued patent or a registration (or a patent application or an application for registration).

“Representatives” means, with respect to any person, such Person’s directors, managers, officers, employees, agents or advisors, investment bankers, attorneys, accountants and other authorized advisors or representatives.

“Requisite Approval” means the approval of this Agreement, the Additional Agreements and the Transactions by at least the number of Company Equity Interests required pursuant to the LLC Act, the Company certificate of formation, the limited liability company agreement of the Company and any other contract to which the Company is party or otherwise bound.

“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, (b) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Russia, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic (LNR) regions of Ukraine) or (c) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) His Majesty’s Treasury or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SAP” means the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the applicable insurance regulator under the insurance law of an insurance company’s domiciliary jurisdiction.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means security breach or breach of Personal Information under any applicable Data and Technology Protection Requirements.

“Security Incident” means any unauthorized access, use, disclosure, modification, or destruction of information or interference with the operations of any Business System.

“shareholder” means a holder of stock or shares, as appropriate.

“Software” means any and all (a) computer programs, firmware, middleware, applications, application programming interfaces (APIs), software development kits (SDKs), software and computer code (whether in Source Code, object code or other form), Source Code, models, algorithms, methodologies and implementations thereof, (b) development tools, descriptions and flow charts, schematics, statements of principles of operation and architecture standards describing data flows, data structure, and control logic, (c) data, metadata, databases and compilations of data, whether machine readable or otherwise, and (d) programmers’ annotations, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Source Code” means the source code, including other code for any Software that may be capable of or intended to be translated into object code through assembly, compiling or otherwise, or capable of or intended to be interpreted (e.g., by an interpreter), in each case, for operation or execution, including all comments and procedural code.

“Sponsor” means Alchemy DeepTech Capital LLC, a Delaware limited liability company.

“Subsidiary” of a Person means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are controlled or owned, directly or indirectly, by such Person.

“Superior Offer” means an unsolicited, bona fide written Company Acquisition Proposal, on terms that the Company Board determines, in its reasonable judgment to be more favorable to its members from a financial point of view than the terms of the Transactions (including in case the Company implied equity value in such offer is greater than the Equity Value).

“Systems” means the hardware, Software, firmware, middleware, equipment, workstations, routers, hubs, computer hardware (whether general or special purpose), electronic data processors, databases, communication network equipment, telecommunication equipment, networks, interfaces, platforms, servers, peripherals, and computer systems related to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information (whether or not in electronic format), including any outsourced systems and Processes, and any Software, systems, platforms, infrastructure and services provided via the cloud or “-as-a-service.”

“Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, laboratory equipment and other equipment owned or leased by the Company or any Company Subsidiary and other tangible property.

“Tax” or “Taxes” means any and all taxes (including any similar duties, levies or other governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, license, severance, capital, production, ad valorem, excise, windfall profits, real property, personal property, sales, use, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with interest, penalties, and additions to tax imposed with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Technology” means (a) algorithms, architectures, business and marketing plans and proposals, compositions, conceptions, concepts, confidential or proprietary information, customer lists, data, databases, designs, developments, development information, discoveries, documentation, drawings, engineering, equipment, financial and accounting data, formulae, formulations, ideas, improvements, industry analyses, industry models, innovations, inventions (whether patentable or unpatentable and whether or not reduced to practice), layouts, machines, marketing information, methodologies, methods, personal Information, plans, pricing and cost information, procedures, processes, products, proposals, protocols, prototypes, research, routines, schematics, Software, specifications, supplier lists, systems (including Systems and production systems), technical data, techniques and other technology; (b) technical, engineering, manufacturing, product, and other information and materials; (c) development tools; (d) works of authorship, including Software; (e) Internet domain names and Internet websites; (f) social media user names, handles, hashtags and account names (“Social Media Handles”); and (g) know-how and trade secrets.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Additional Agreements, and all other agreements, certificates and instruments executed and delivered by the Buyer, Newco or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Units” means units of equity interests in OpCo.

“Unpaid SPAC Fees” means Buyer’s unpaid or contingent liabilities, including but not limited to any fees and expenses associated with the Buyer’s initial public offering and operations prior to the date hereof.

“Virtual Data Room” means the virtual data room established by the Company and its Representatives labeled “Project Diesel” hosted by Datasite.

1.2           Index of Defined Terms. Each of the following terms is defined in the Section set forth below opposite such term:

Affiliate Contract	Section 5.25(a)
Affordable Care Act	Section 5.12(k)
Agreement	Preamble
Allocation	Section 8.11(e)
Alternative Acquisition Agreement	Section 8.5(a)
Alternative Transaction	Section 8.5(a)
Antitrust Laws	Section 8.13(a)
Audited Financial Statements	Section 5.7(a)
Available Closing Buyer Cash	Section 8.17
Blue Sky Laws	Section 5.5(b)
Board	Section 9.3(i)
Business Combination	Section 7.3
Buyer	Preamble
Buyer A&R Certificate of Incorporation	Recitals
Buyer A&R Organizational Documents	Recitals
Buyer Approval	Section 8.2(b)
Buyer Board	Recitals

Certificate of Merger	Section 3.2
Closing	Section 3.3
Closing Date	Section 3.3
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Board Recommendation Change	Section 8.5(d)
Company Disclosure Schedule	Article V
Company Liability Limitations	Section 10.3(c)
Company LLC Agreement	Recitals
Company Member Approval	Section 5.21
Company Members Meeting	Section 8.3
Company Permits	Section 5.6(a)
Company Related Parties	Section 10.3(c)
Company Subsidiary	Section 5.1(a)
Confidentiality Agreement	Section 8.4(b)
Contribution Units	Section 4.1(b)(ii)
COVID-19 Pandemic	Section 1.1
Domestication	Recitals
Domestication Intended Tax Treatment	Recitals
Effective Time	Section 3.3
Environmental Permits	Section 5.17
ERISA Affiliate	Section 5.12(c)
Exchange Agent	Section 4.3(a)
Exchange Agreement	Recitals
Exchange Fund	Section 4.3(a)
Final Allocation	Section 8.11(e)
Financial Statements	Section 5.7(a)
Flow-Through Return	Section 8.11(d)
GAAP	Section 5.7(b)
Initial Financial Information	Section 8.1(b)
Interim Financial Statements	Section 5.7(a)
Interim Financial Statements Date	Section 5.7(a)
IPO	Section 7.3
IRS	Section 5.12(b)
Law	Section 5.5(a)
LLC Act	Recitals
Lock-up Agreements	Recitals
Material Contracts	Section 5.18(a)
Maximum Annual Premium	Section 8.7(b)
Merger	Recitals
Merger Intended Tax Treatment	Section 3.11
Merger Payment Schedule	Section 4.3(h)
Nasdaq	Section 6.7(d)
New Incentive Plan	Section 8.6

Newco	Preamble
Newco Member	Recitals
Newco Member Approval	Section 8.2(c)
Newco Unit	Section 4.1(b)
Nonparty Affiliate	Section 12.11
OpCo	Recitals
OpCo LLCA	Recitals
Outside Date	Section 10.1(b)
Parent	Preamble
Parent Board	Recitals
Parent Class A Ordinary Shares	Section 6.3(a)
Parent Class B Ordinary Shares	Section 6.3(a)
Parent Disclosure Schedule	Article VI
Parent Preference Shares	Section 6.3(a)
Parent Proposals	Section 8.1(a)
Parent SEC Reports	Section 6.7(a)
Parent Shareholder Approval	Section 8.2(a)
Parent Shareholders’ Meeting	Section 8.1(a)
Parties	Preamble
Party	Preamble
PCAOB Audited Financials	Section 8.14
Plans	Section 5.12(a)
Pre-Closing Returns	Section 8.11(d)
Prospectus	Section 7.3
Proxy Statement	Section 8.1(a)
Public Shareholders	Section 7.3
Real Property Laws	Section 5.14(e)
Registration Rights Agreement	Recitals
Registration Statement	Section 8.1(a)
Released Claims	Section 7.3
Remedies Exceptions	Section 5.4
Required Financials	Section 8.1(b)
Sellers	Recitals
Sellers’ Representative	Section 11.1
Sellers’ Representative Authorized Action	Section 11.6
Subscription Agreements	Section 8.16
Superior Offer Notice Period	Section 8.5(d)
Support Agreements	Recitals
Support and Non-Redemption Agreements	Recitals
Tax Accounting Firm	Section 8.11(e)
Tax Positions	Section 8.11(f)
Tax Receivable Agreement	Recitals
Terminating Buyer Breach	Section 10.1(g)
Terminating Company Breach	Section 10.1(f)
Termination Fee	Section 10.3(a)
Transaction Expenses	Section 4.4
Transactions	Recitals
Trust Account	Section 6.13
Trust Agreement	Section 6.13
Trust Fund	Section 6.13
Trustee	Section 6.13
WARN	Section 5.13(d)
Written Consent	Section 8.3

Article II
CONSTRUCTION

2.1           Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Article III
THE DOMESTICATION AND MERGER

3.1           Domestication.

(a)           Subject to receipt of the Parent Shareholder Approval (as defined below) and pursuant to the Cayman Islands Companies Act and DGCL, at least one (1) Business Day prior to the Closing Date, the Parent shall re-domicile as and become a Delaware corporation by means of a merger of the Parent (in accordance with the requirements of the Cayman Islands Companies Act and the DGCL) with and into the Buyer, with the Buyer becoming the surviving corporation in the merger and the Buyer changing its legal name to “Cartiga Holdings, Inc.”

(b)           In connection with the Domestication, every outstanding Parent Class A Ordinary Share, Parent Class B Ordinary Share, Parent Preference Share, Parent Unit and Parent Warrant shall convert to an equal number of shares of Buyer Class A Stock, shares of Buyer Class B Stock, shares of Buyer Preferred Stock, Buyer Units and Buyer Warrants, respectively.

3.2           Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, pursuant to an appropriate certificate of merger (the “Certificate of Merger”) and in accordance with the applicable provisions of the LLC Act, Newco shall be merged with and into the Company. Following the Merger, the separate limited liability company existence of Newco shall cease, and the Company shall continue as the OpCo in the Merger.

3.3           Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article X, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of executed documents, at 1:00 p.m., Eastern time, subject to the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the Parties shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of LLC Act and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the LLC Act. The Merger shall become effective at such date and time as a Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date and time as Newco and the Company shall agree in writing and shall specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

3.4           Certificate of Formation; Limited Liability Company Agreement.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of Newco or the Company, the certificate of formation of the Company shall become the certificate of formation of OpCo.

(b)           At the Effective Time, and without any further action on the part of the Company or Newco, the existing limited liability company agreement of the Company shall be terminated in accordance with its terms, the certificate of formation of the OpCo, and as provided by Law.

3.5           Limited Liability Agreement of the OpCo. The Parties shall take all actions necessary so that at the Effective Time the OpCo LLCA shall be entered into and duly executed and adopted as required under the LLC Act.

3.6           Board of Managers and Officers; Buyer Board.

(a)           Each of the Parties will take all such action within its power as may be necessary or appropriate such that effective as of the Effective Time the sole managing member of the OpCo is the Buyer and the initial officers of the OpCo shall be the individuals set forth on Section 3.6(a) of the Company Disclosure Schedule with each such individual holding the title set forth opposite his or her name as listed therein, each to hold office in accordance with the OpCo LLCA.

(b)           The Parent shall cause the Board and the officers of the Buyer as of immediately following the Effective Time to be the individuals set forth on Section 3.6(b) of the Company Disclosure Schedule with each such individual holding the title set forth opposite his or her name as listed therein; provided, that (i) the Company shall be entitled to identify six (6) nominees to the Buyer Board for inclusion in the Proxy Statement (as defined below) and (ii) the Sponsor shall be entitled to identify one (1) nominee to the Buyer Board for inclusion in the Proxy Statement.

3.7           Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the LLC Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Newco shall vest in the OpCo, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Newco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the OpCo.

3.8           No Further Ownership Rights in Company Equity Interests. At the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Equity Interests on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Company Equity Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Equity Interests, except as otherwise provided for herein or by Law.

3.9           Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, the Company, OpCo and the Exchange Agent (as defined below) shall be entitled to deduct and withhold from any payments required pursuant to this Agreement or any Additional Agreement, such amounts as are required to be deducted and withheld to pay over to the applicable Governmental Authority with respect to any such deliveries and payments under the Code or any provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

3.10        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the OpCo with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the managing member, officers and directors of the OpCo are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

3.11        Tax Treatment of the Transaction. The Parties acknowledge and agree that for U.S. federal income Tax purposes and applicable state and local Tax purposes, they intend that (a) the Domestication qualify for the Domestication Intended Tax Treatment, and (b) (i) the Merger be treated as resulting in a continuation of the Company for U.S. federal income Tax purposes and applicable state and local Tax purposes, and (ii) the receipt by the Sellers of the Merger Consideration be treated as a recapitalization of the Sellers’ partnership interests in the Company in a transaction that is disregarded for U.S. federal income Tax purposes and applicable state and local Tax purposes, and (iii) the contribution by the Buyer of the assets of Newco immediately prior to the Merger to the Company be governed by Section 721 of the Code (and any similar applicable state and local provisions of Tax law) (collectively, the “Merger Intended Tax Treatment”).  None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment. Each of the Parties acknowledges and agrees that each (i) has had the opportunity to obtain independent legal and Tax advice with respect to the Transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Domestication does not qualify for the Domestication Intended Tax Treatment or the Merger does not qualify for the Merger Intended Tax Treatment.

Article IV
CONVERSION OF EQUITY SECURITIES; CLOSING MERGER CONSIDERATION

4.1           Conversion of Equity Securities.

(a)           Immediately prior to the Effective Time:

(i)           the Buyer will adopt the Buyer A&R Organizational Documents which provide, among other things, that the Buyer will have two (2) classes of common stock: Buyer Class A Stock and Buyer Class B Stock;

(ii)           each share of Buyer Class B Stock that is issued and outstanding immediately prior to the Effective Time, if any, shall be automatically converted to one (1) share of Buyer Class A Stock; and

(iii)           each outstanding Buyer Unit shall separate into its individual components of one (1) share of Buyer Class A Stock and one-half (1/2) of a Buyer Warrant.

(b)           At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Newco, the Company or the Sellers:

(i)           The Company Equity Interests that are issued and outstanding immediately prior to the Effective Time shall be canceled and automatically converted into, with respect to each Seller, each Seller’s right to receive, without interest, his, her or its Merger Consideration. As of the Effective Time, all Company Equity Interests shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Article IV.

(ii)           The units of equity interests of Newco (the “Newco Units”) that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the Buyer, be converted into an aggregate number of Units equal to the sum of (A) the number of shares of Buyer Common Stock issued and outstanding immediately prior to the Effective Time after giving effect to the exercise of any Redemption Rights and (B) the aggregate number of shares of Buyer Class A Stock issued pursuant to the consummation of the transactions contemplated in the Subscription Agreements (as defined below), if any (together, the “Contribution Units”).

(iii)           Each share of Buyer Class B Stock that is issued and outstanding immediately prior to the Effective Time, if any, shall be automatically converted to one share of Buyer Class A Stock.

4.2           Buyer Contribution. On the terms and subject to the conditions set forth herein, on the Closing Date, at the Effective Time, the Buyer shall contribute to OpCo, as a capital contribution in exchange for the Contribution Units pursuant to Section 4.1(b)(ii), (a) the Aggregate Cash Proceeds less (b) the Buyer Transaction Expenses and the Company Transaction Expenses.

4.3           Exchange of Company Equity Interests.

(a)           Exchange Agent. On the Closing Date, the Buyer shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by the Buyer and that is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the Sellers, for exchange in accordance with this Article IV, an instrument or instruments representing the number of shares of Buyer Common Stock issuable by the Buyer pursuant to Section 4.1 (the “Exchange Fund”). As promptly as practicable after the Effective Time, the Buyer shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(b)           Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), the Buyer shall cause the Exchange Agent to deliver to each Seller, as of immediately prior to the Effective Time, represented by book-entry, the Merger Consideration in accordance with the provisions of Section 4.1(b)(i) and such Company Equity Interests shall forthwith be cancelled.

(c)           Surrender. The Merger Consideration payable upon conversion of the Company Equity Interests in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Equity Interests.

(d)           Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Buyer Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)           Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Equity Interests for one (1) year after the Effective Time shall be delivered to the Buyer, upon demand, and any Sellers who have not theretofore complied with this Section 4.3 shall thereafter look only to the Buyer for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Equity Interests as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Buyer free and clear of any claims or interest of any person previously entitled thereto.

(f)           No Liability. None of the Exchange Agent, the Buyer or OpCo shall be liable to any Seller for any Company Equity Interests (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 4.3.

(g)           Fractional Shares. No certificates or scrip or shares representing fractional Buyer Common Stock shall be issued upon the exchange of Company Equity Interests and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of the Buyer or a holder of the Buyer Common Stock. In lieu of any fractional share of the Buyer Common Stock to which any holder of Company Equity Interests would otherwise be entitled, the Exchange Agent shall round down to the nearest whole share of the Buyer Common Stock, as applicable. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(h)           Merger Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to the Buyer and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing the percentage allocation of the Merger Consideration (including, for the avoidance of doubt, the number of shares of Buyer Class B Stock to each Seller at the Closing).

(i)           Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Equity Interests shall have been lost, stolen or destroyed, the Buyer shall cause to be issued in exchange for such lost, stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration.

4.4           Payment of Expenses. The Parent and the Company will each pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other Representatives or consultants) in connection with this Agreement and the Transactions contemplated hereby (collectively, the “Transaction Expenses”); provided, that (a) the fees, costs and expenses incurred in connection with filing for antitrust and regulatory approvals, if any, shall be borne and paid when due fifty percent (50%) by the Parent and fifty percent (50%) by the Company, and (b) immediately after the Closing, the aforementioned Transaction Expenses, and any Transfer Taxes arising as a result of the consummation of the Transactions contemplated by this Agreement, will be paid from the capital of the Buyer. The Parent and the Company shall use commercially reasonable efforts to cause the Transaction Expenses not to exceed $8,000,000 in the aggregate.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to the Parent, the Buyer and Newco in connection with this Agreement (the “Company Disclosure Schedule”) (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent to the Buyer on its face or cross-referenced), the Company hereby represents and warrants to the Parent, the Buyer and Newco as follows:

5.1           Organization and Qualification; Subsidiaries.

(a)           The Company and each Subsidiary of the Company (each a “Company Subsidiary”), is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

(b)           A true and complete list of all the Company Subsidiaries, together with the jurisdiction and date of incorporation or formation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 5.1(b) of the Company Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

5.2           Certificate of Formation and Limited Liability Company Agreement. The Company has prior to the date of this Agreement made available to the Buyer in the Virtual Data Room a complete and correct copy of the certificate of incorporation or formation and the bylaws, limited liability company agreement or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Company Subsidiary. Such certificates of incorporation or formation, bylaws, limited liability company agreement or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of formation or incorporation, bylaws, limited liability company agreement or equivalent organizational documents.

5.3           Capitalization.

(a)           All of the issued and outstanding Company Equity Interests have been duly authorized and validly issued in accordance with all Laws, including all applicable federal securities Laws, and the organizational documents of the Company, and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Equity Interests). Section 5.3(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all of the Company Equity Interests that are authorized, issued or outstanding and the record and beneficial owners of such equity interests. There are no other authorized, issued or outstanding Company Equity Interests.

(b)           There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, arrangements or commitments of any character relating to the issued or unissued Company Equity Interests or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any equity interests or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or voting interests in, the Company or any Company Subsidiary.

(c)           As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Equity Interests or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Equity Interests or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except for the Company Subsidiaries, the Company does not own any equity interests in any Person.

(d)           There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any units of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)           Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned one hundred percent (100%) by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their respective organizational documents.

(f)           Except for the Company Equity Interests held by the members of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g)           All outstanding Company Equity Interests and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

5.4           Authority Relative to This Agreement. The Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Member Approval (as defined below), to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Member Approval, which the Written Consent (as defined below) shall satisfy, and the filing and recordation of appropriate merger documents as required by the LLC Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyer and Newco, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.

5.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by LLC Act and of the Permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 5.5(a) of the Company Disclosure Schedule, including the Written Consent, being made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of formation or incorporation, bylaws, limited liability company agreement or equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract (as defined below), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the obtaining of any Permit, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” laws (“Blue Sky Laws”) and those filings and approvals set forth on Section 5.5(b) of the Company Disclosure Schedule and (ii) where the failure to obtain such Permit, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

5.6           Permits; Compliance.

(a)           Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary under Law applicable and necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, including, without limitation, each Litigation Funding Permit (the “Company Permits”), except where the failure to have such Company Permits (other than a Litigation Funding Permit) would not reasonably be expected to have a Company Material Adverse Effect.

(b)           No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Section 5.6(b) to the Company Disclosure Schedule sets forth a complete and correct list of each Company Permit, together with the name of the Governmental Authority issuing the same. Such Company Permits are valid and in full force and effect, and none of the Company Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Additional Agreement. Neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Company Permit, and, to the Company’s knowledge, no basis (including the execution of this Agreement and the other Additional Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement or any Additional Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Company Permit. Neither the Company nor any Company Subsidiary has received any written (or, to the Company’s knowledge, oral) notice from any Governmental Authority regarding any violation of any Litigation Funding Permit or material violation of any other Company Permit. There has not been and there is not any pending or, to the Company’s knowledge, threatened Action, investigation or disciplinary proceeding by or from any Governmental Authority against the Company or any Company Subsidiary involving any Company Permit, and neither the Company nor any Company Subsidiary has received any written communications from any Governmental Authority notifying the Company or Company Subsidiary of a Permit the Company does not currently possess, or has not applied for, that is required in connection with the Company’s or a Company Subsidiary’s operation of its operate properties or carrying on its business.

(c)           Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected including, without limitation, any Litigation Funding Law, or (ii) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(d)           Neither the Company nor, to the knowledge of the Company, any Representative or other Person acting on behalf of the Company or any Company Subsidiary, is in violation in any material respect of, and, since the Reference Date, no such Person has failed to be in compliance in all material respects with, all applicable Laws and orders, writs, judgments, injunctions, decrees, determinations or awards from Governmental Authorities. Since the Reference Date, no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a material violation by the Company or any Company Subsidiary of, or failure on the part of the Company or any Company Subsidiary to comply with, or any liability suffered or incurred by the Company or any Company Subsidiary in respect of any material violation of or material noncompliance with, any Laws or policies by any Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

5.7           Financial Statements; Records.

(a)           Correct and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2023, and September 30, 2024 including notes thereto (collectively, the “Audited Financial Statements”), and the related statements of income and operations and changes in stockholders equity and cash flows, for each the fiscal year then ended have been provided to the Parent. Reference is made to the unaudited consolidated balance sheet of the Company and the Company Subsidiaries for the period from October 1, 2024 to March 31, 2025, (the “Interim Financial Statements Date”), and the related unaudited consolidated income statement of the Company and the Company Subsidiaries for such period (collectively, the “Interim Financial Statements”, together with the Audited Financial Statements, the “Financial Statements”).

(b)           The Audited Statements (including the notes thereto) (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated and in accordance with the requirements of the PCAOB for public companies, and (ii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein.

(c)           Neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, fixed or contingent, liquidated, or unliquidated, asserted or unasserted, or otherwise) except for (i) as specifically disclosed, reflected or fully reserved against and to the extent set forth on the Financial Statements, (ii) liabilities that were incurred in the Ordinary Course of Business since the Interim Financial Statements Date; or (iii) liabilities that are executory obligations arising under Contracts to which the Company or a Company Subsidiary is a party (none of which, with respect to the liabilities described in clause (ii) and this clause (iii) results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law).

(d)           Since the Reference Date, neither the Company nor any Material Company Subsidiary has received written notice of any complaint, allegation, assertion claim or other Action or threatened Action regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Material Company Subsidiary.

(e)           To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)           All Indebtedness of the Company and any Company Subsidiary (other than intercompany Indebtedness) is set forth on Section 5.7(f) of the Company Disclosure Schedule.

(g)           All accounts payable arising subsequent to the date of the Interim Financial Statements, arose from bona fide transactions in the Ordinary Course of Business.

5.8           Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that, with respect to itself and the Company Subsidiaries: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and the Company’s historical practices and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.9           Properties; Title to the Company’s Assets.

(a)           All items of Tangible Personal Property are in good operating condition and repair and function in all material respects in accordance with their intended uses (ordinary wear and tear excepted), have been properly maintained and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is located at the offices or properties of the Company.

(b)           The Company or a Subsidiary has good, valid and marketable title in and to, or in the case of the Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use all of the tangible assets reflected on its Interim Financial Statements. No such tangible asset is subject to any Lien other than Permitted Liens.

(c)           All Permits and regulatory authorizations, applications, submissions, registrations, listings and approvals therefore made to or granted by any regulatory or other Governmental Authority, including all data, documents and information contained therein, are owned by the Company or a Company Subsidiary and held, listed or registered in the name of the Company or a Company Subsidiary.

(d)           The assets of the Company and the Company Subsidiaries, including the leased assets of the Company or the Company Subsidiaries, constitute all of the rights, properties, and assets of any kind or description whatsoever, including goodwill, necessary for the Company to operate its business immediately after the Closing in substantially the same manner as its business is currently being conducted.

5.10           Absence of Certain Changes or Events. From the Interim Financial Statements Date to the date of this Agreement, except as expressly contemplated by this Agreement: (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, other than due to any COVID-19 Response, (b) neither the Company nor any Company Subsidiary has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including any Company Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company Owned IP impliedly granted in the Ordinary Course of Business as part of a sale or lease of a good or service, and (c) there has not been a Company Material Adverse Effect.

5.11           Absence of Litigation. There is no material Action pending or, to the knowledge of the Company, threatened by or against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case, except as would not have or reasonably be expected to have a Company Material Adverse Effect.

5.12           Employee Benefit Plans.

(a)           Section 5.12(a) of the Company Disclosure Schedule lists all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (collectively, whether or not material, the “Plans”).

(b)           With respect to each Plan, the Company has made available to the Buyer in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement (or if no such copy exists, a written description of the material terms thereof), (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter, (v) any material, non-routine correspondence from any Governmental Authority with respect to any Plan during the past three (3) years and (vi) the most recent written results of all required compliance testing.

(c)           None of the Plans is or was during the past six (6) years, nor does the Company or any Company Subsidiary have or reasonably expect to have any liability or obligation (including on account of an ERISA Affiliate) under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d)           Except as set forth on Section 5.12(d) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual, and (ii) the Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)           None of the Plans provide, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder or (ii) as may be provided to a former employee during his or her severance period.

(f)           Each Plan has been established, administered, maintained and funded in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and each Company Subsidiary have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course of Business). All premiums due or payable with respect to insurance policies funding any Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company’s financial statements including, without limitation, the Financial Statements.

(g)           Each Plan that is intended to be qualified under Section 401(a) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of the Company nothing has occurred with respect to the operation of any such Plan which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(h)           There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable.

(i)            Neither the Company nor any Company Subsidiary has or could reasonably be expected to have any material liability (including on account of an ERISA Affiliate) under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder.

(j)            Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

(k)           Each Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(l)            No Plan covers any employees outside of the United States.

5.13           Labor and Employment Matters.

(a)           Section 5.13(a) of the Company Disclosure Schedule lists, as of August  1, 2025, the title of each person currently employed by the Company or any Company Subsidiary and each such person’s principal location of employment, employer, hire date, status as exempt or non-exempt from overtime Laws, base or hourly wage or other compensation rate (as applicable), commission, bonus or other incentive opportunity. No executive or key employee of the Company or any Company Subsidiary has informed the Company (whether orally or in writing) of any plan to terminate employment with or services for the Company or any Company Subsidiary, and, to the knowledge of the Company, no such person or persons has any plans to terminate employment with or services for the Company or any Company Subsidiary.

(b)           Section 5.13(b) of the Company Disclosure Schedule lists, as of August 1, 2025, the title of each person currently engaged by the Company or any Company Subsidiary as a consultant or an independent contractor (including any person engaged through any arrangement with such person’s loan-out or similar company), such person’s principal location of engagement, date of retention, and the compensation arrangement for the person. The Company and each Company Subsidiary have properly classified all service providers as either self-employed, employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(c)           There are no Actions pending or, to the knowledge of the Company, (i) threatened against the Company or any Company Subsidiary by any of their respective current or former employees, independent contractors or job applicants, and no such material Action has been filed, brought, or threatened in the past three (3) years; (ii) neither the Company nor any Company Subsidiary is, nor has either the Company or any Company Subsidiary been since the Reference Date, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board, and no such complaint has been filed, brought, or threatened in the past three (3) years; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(d)           The Company and the Company Subsidiaries are and have been since the Reference Date in material compliance in all respects with all applicable Laws relating to the employment, employment practices, discrimination, harassment, retaliation, accommodations, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (collectively, “WARN”)), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, classification of employees (both as exempt or non-exempt, and as employee or independent contractor), and collective bargaining as required by Law and the appropriate Governmental Authority and are not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(e)           During the past three (3) years, (i) no allegations of sexual or other discrimination, harassment, retaliation, or misconduct have been made against any director, officer, executive or manager of the Company or the Company Subsidiaries and (ii) no legal action or proceeding of any kind is pending or, to the knowledge of the Company, threatened, and no settlement agreement has been entered into, with respect to one of more of the Company or the Company Subsidiaries involving allegations of sexual or other discrimination, harassment, retaliation, or misconduct by any such employee.

(f)           During the past three (3) years, none of the Company or the Company Subsidiaries has implemented any employee layoffs or plant closings that would or did implicate WARN. The Company and the Company Subsidiaries affirm that they have no outstanding WARN liability.

(g)           All employees of the Company and the Company Subsidiaries are legally authorized to work in the location in which they work, and the Company and the Company Subsidiaries maintain accurate records concerning all I-9 filings for employees working in the United States.

5.14           Real Property.

(a)           Neither the Company nor any Company Subsidiary owns, or has since the Reference Date owned, any Real Property.

(b)           Section 5.14(b) of Company Disclosure Schedule sets forth a true, correct and complete list of all Leases. The Leases are the only Contracts pursuant to which the Company or any Company Subsidiary leases any real property or right in any Real Property. The Company has provided to Parent and Buyer accurate and complete copies of all Leases. The Company or the applicable Company Subsidiary has good, valid and subsisting title to its respective leasehold estates in the offices described on Section 5.14(b) of Company Disclosure Schedule, free and clear of all Liens other than Permitted Liens. Neither the Company nor any Company Subsidiary has breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or any Company Subsidiary or served upon the Company or any Company Subsidiary claiming any violation of any local zoning ordinance.

(c)           With respect to each Lease, (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company or the Company Subsidiary, as applicable, has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s or the Company Subsidiary’s, as applicable, obligations thereunder has been granted by the lessor; (v) the Company or the Company Subsidiary, as applicable, has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or the Company Subsidiary or, to the Company’s knowledge, by any other party thereto; (vi) there existed, to the Company’s knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company or the Company Subsidiary thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company or the Company Subsidiary, as applicable, has not exercised early termination options, if any, under such Lease. The Company or a Company Subsidiary, as applicable, holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Leases have not been modified in any respect, except to the extent that such modifications are disclosed in the documents delivered to the Buyer. The Real Property leased by the Company or any Company Subsidiary is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used consistent with all applicable laws and Permits, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company or a Company Subsidiary, as applicable, is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property.

(d)           Neither the Company nor any Company Subsidiary owes any brokerage commission with respect to any Real Property.

(e)           With respect to all Real Property leased by the Company: (i) no portion thereof is subject to any pending eminent domain, condemnation or other similar proceeding or other proceeding by any Governmental Authority, court or judicial authority, and, to the Company’s knowledge, there are no threatened condemnation or other proceedings with respect thereto; (ii) neither the Company nor any Company Subsidiary is a party to any agreements with owners or users of real property adjacent to any Real Property relating to the use, operation or maintenance of such Real Property or any adjacent real property which could materially and adversely affect the operation of the business; (iii) all real estate Taxes due and payable, for which the Company or any Company Subsidiary as the tenant is responsible under the Leases, have been paid in full prior to any delinquency; (iv) the transactions contemplated by this Agreement will not result in a breach or default thereunder, and will not otherwise cause the Leases to cease to be legal, valid, binding enforceable and in full force and effect following the Closing Date; (v) the Company has not received any notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Real Property or any part or component thereof that could materially and adversely affect the insurability of such real property or cause any material increase in the premiums for insurance for such Real Property, that have not been cured or repaired; (vi) the Company or the Company Subsidiary, as applicable, currently maintains insurance in compliance with the Leases; (vii) the Real Property is in material compliance with all applicable building, zoning, subdivision, mining, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended (collectively, the “Real Property Laws”); (viii) the current use and occupancy of the Real Property and operation of the business thereon do not materially violate any Real Property Laws or any of the Permits applicable to the operation of the business; and (ix) neither the Company nor any Company Subsidiary has received any notice of a violation of any Real Property Law or any of the Permits and, to the Company’s knowledge, there is no basis for the issuance of any such notice or the taking of any action for any violation with respect to the Real Property.

5.15           Intellectual Property.

(a)           Section 5.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Company Owned IP and all material unregistered trademarks within the Company Owned IP (showing in each case, as applicable, the filing date, date of issuance, and registration or application number, registrar, social media platform, or office, and the owner).

(b)           The Company or one of the Company Subsidiaries owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use pursuant to a valid and enforceable written contract or license, all Company Licensed IP. All Registered Company Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any Company Owned IP is threatened in writing, or, to the Company’s knowledge, pending. Neither the Company nor the Company Subsidiaries have disclosed to any other person, except for their employees and contractors (each of whom are obligated under the Company’s standard non-disclosure agreement to hold all Source Code in strict confidence) any Source Code of the Company Owned Software, and no Person will be entitled to obtain access to or possession of such Source Code as a result of the execution, delivery and performance of by the Company of this Agreement.

(c)           The Company and each of its applicable Company Subsidiaries have taken and take steps consistent with generally accepted industry standards, and in any event used commercially reasonable efforts, to maintain, protect and enforce the secrecy, confidentiality and value of its trade secrets and other material Confidential Information, and has executed a written agreement with each current and former officer and employee, contractor or other person involved in the development or creation of any material Intellectual Property on behalf of Company or any of the Company Subsidiaries obligating such Person to maintain the confidentiality of such trade secrets and other material Confidential Information. To the knowledge of the Company, (i) there has not been any breach by any such Persons to any such agreement, and (ii) no present or former officer, director, employee, agent or contractor has misappropriated any trade secrets or material Confidential Information of any third person in the course of the performance of responsibilities to the Company and the Company Subsidiaries or of Company and the Company Subsidiaries.

(d)           Except as would not be material to the Company and the Company Subsidiaries, taken as a whole: (i) there have been no claims filed and served or claims threatened in writing, against the Company or any Company Subsidiary, by any person in the past six (6) years (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property of other persons (including any unsolicited written demands or written offers to license any Intellectual Property from any other person); (ii) the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate, any Intellectual Property of other persons provided that, with respect to patents and trademarks, such representation is made only to the Company’s knowledge; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company Owned IP; (iv) there is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, concerning Company IP; and (v) neither the Company nor any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Authority, in each case, that would materially restrict or impair Company’s or Company Subsidiaries’ ownership, registrability, enforceability, use or distribution of Company Owned IP.

(e)           All Persons who have contributed, developed or conceived any Intellectual Property in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries pursuant to which such Persons disclaimed their interest to such Intellectual Property or assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any such Intellectual Property, except where the Company or a Company Subsidiary owns such Intellectual Property by operation of law.

(f)           The Company and Company Subsidiaries do not use and have not used any Open Source Materials or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company IP, (ii)  require the Company or any Company Subsidiary to publicly disclose any Source Code that is part of the Company Owned IP, or (iii) subject any Company Owned IP to a Copyleft License.

(g)           The Business Systems are sufficient in all material respects for the current needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since the Reference Date, there has not been any material failure with respect to any of the Business Systems that are material to the conduct of the Company’s business that has not been remedied or replaced in all material respects.

(h)           The Company and each of the Company Subsidiaries currently and since the Reference Date (i) have had Privacy Policies regarding the Processing of Personal Information in connection with the operation of the business as currently conducted and (ii) have complied in all material respects with the Data and Technology Protection Requirements. The Company and the Company Subsidiaries have a valid and legal right (whether contractually, by law or otherwise) to access or use all Personal Information and any other information of any individual that is Processed by or on behalf of the Company or such Company Subsidiary in connection with the operation of its business. The Company and Company Subsidiaries have delivered or made available to the Buyer true, complete, and correct copies of all Privacy Policies that are currently or since the Reference Date were in effect. The Company and Company Subsidiaries have implemented and maintained procedures to respond to and fulfill data subject rights requests, including, without limitation, rights of access, rectification, erasure, restriction of processing, data portability, and objection, as required by any applicable Data and Technology Protection Requirements. No requests for data subject rights have been made to the Company or Company Subsidiaries.

(i)           The Company and the Company Subsidiaries have each implemented a written Information Security Program and technical, administrative, and physical safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training on information security issues. The Company has tested its Information Security Program and the Business Systems on a no less than annual basis, remediated all critical, high and medium risks, and the Information Security Program and Business Systems have proven sufficient and compliant with Privacy Laws in all material respects. The Business Systems constitute all technology and systems infrastructure reasonably necessary to carry on the business of the Company, are in good working condition and function in accordance with all applicable documentation and specifications, operate and perform as is necessary to conduct the business of the Company. To the Company’s knowledge there is no Disabling Device in any of the Business Systems. Since the Reference Date, except as would not reasonably be expected to result in liability material to the Company or Company Subsidiary, neither the Company nor any of the Company Subsidiaries has (A) experienced any Security Breaches, Security Incidents, or other adverse events or incidents of any of the Business Systems, or unauthorized Processing of any Personal Information or Business Data. There are no and since the Reference Date, neither the Company nor any of the Company Subsidiaries have been subject to or received written notice of any actions, suits, arbitrations, audits, administrative or other proceedings, or investigations, by any Governmental Authority or any individual, or received any material claims, complaints, or threatened actions (verbally or in writing) regarding the Processing of Personal Information, or the violation of any applicable Data and Technology Protection Requirements.

(j)            Where the Company uses a Data Processor to Process Personal Information, the Data Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Information, confidentiality, security measures and agreed to compliance with those obligations in a manner sufficient for the Company’s compliance with the Data and Technology Protection Requirements. To the Company’s knowledge, any Data Processor has complied with all applicable Data and Technology Protection Requirements, including the rights of an individuals to such individual’s Personal Information under applicable Data and Technology Protection Requirements. The Company and the Company Subsidiaries have entered into all necessary agreements as required by applicable Data and Technology Protection Requirements relating to the Processing or transfer of Personal Information with Data Processor’s.

(k)           The Company or one of the Company Subsidiaries (i) owns the Business Data that constitutes Company Owned IP or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any material legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Company from Processing Personal Information after the Closing Date, in a similar manner and on substantially the same terms and conditions in which the Company and the Company Subsidiaries Process such Personal Information immediately prior to the Closing Date or result in material liabilities in connection with Data and Technology Protection Requirements.

(l)           Neither the Company nor any Company Subsidiary is nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

(m)           At no time during the conception or reduction to practice of any of the Company Owned IP was the Company, or to the knowledge of the Company, was a contractor or other person that developed or created any material Company Owned IP operating under any grants from any Governmental Authority or academic institution. To the knowledge of the Company, no Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Company IP.

(n)           Neither the consummation of the Transactions nor the negotiation, execution, delivery or performance of the Transaction Documents will result in any of the following pursuant to the terms of any Contract to which Company or a Subsidiary is a party or by which their properties or assets are bound: (i) a breach of or default under, or right to terminate or suspend performance of, any IP Contract, (ii) the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, the creation of any Lien on, or any release or disclosure of any Company IP or any Intellectual Property owned by or licensed to Newco or its Affiliates prior to Closing, (iii) the Company, its Subsidiaries and any of their Affiliates, being (A) bound by or subject to any noncompete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which that Person was not bound by or subject to prior to Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable prior to Closing, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to that Person prior to Closing.

5.16           Taxes.

(a)           The Company and each of the Material Company Subsidiaries: (i) has duly and timely filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file); (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by or with respect to them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); and (iv) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b)           Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied (including any applicable cure provisions) in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(c)           Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(d)           There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(e)           For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a disregarded entity or partnership.

(f)           The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(g)           Neither the Company nor any of its Subsidiaries has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns stating that it is or may be subject to Tax in such jurisdiction.

(h)           Neither the Company nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Governmental Authority that would reasonably be expected to have an impact on its Taxes following the Closing. Neither the Company nor any of its Subsidiaries has any liability or potential liability for the Taxes of another Person (other than another Subsidiary) (i) under any applicable Tax Law or (ii) as a transferee or successor. Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding, in each case, commercial agreements the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company or any of Company Subsidiary with respect to any period following the Closing Date.

5.17         Environmental Matters. (a) The Company and each Company Subsidiary is, and since the Reference Date has been, in compliance in all material respects with applicable Environmental Laws; (b) to the knowledge of the Company, there has been no release by the Company or any Company Subsidiary at, on or under any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary in a manner which could reasonably be expected to result in material liability to the Company or any Company Subsidiary under applicable Environmental Laws; (c) the Company and each Company Subsidiary holds all material Permits required under applicable Environmental Law for the conduct of their respective businesses as currently conducted (“Environmental Permits”), and the Company and each Company Subsidiary is in compliance in all material respects with such Environmental Permits; and (d) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of or, or material liability under, any applicable Environmental Laws.

5.18         Material Contracts.

(a)           Section 5.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of Contracts (or, in the case of oral Contracts, written summaries of such oral Contracts), as of the date of this Agreement (collectively, the “Material Contracts”) to which the Company or any Company Subsidiary is a party, including:

(i)           all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company or any Company Subsidiary of $250,000 or more, either individually or as part of a series of related Contracts (other than Consumer/Commercial Purchase and Related Agreements);

(ii)           [reserved];

(iii)           all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts;

(iv)          each Contract with any current officer, director, employee or consultant of the Company or any Company Subsidiary, under which the Company or any Company Subsidiary (A) has continuing obligations for payment of an annual compensation of at least $100,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Additional Agreement or as a result of a change of control of the Company or any Company Subsidiary;

(v)           all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement;

(vi)          all Contracts relating to any acquisitions or dispositions of material assets by the Company or any Company Subsidiary (other than acquisitions or dispositions in the Ordinary Course of Business) in excess of $500,000;

(vii)         all IP Contracts, separately identifying all such IP Contracts under which the Company or any Company Subsidiary is obligated to pay royalties thereunder and all such IP Contracts under which the Company or any Company Subsidiary is entitled to receive royalties thereunder;

(viii)        all Contracts limiting the freedom of the Company or any Company Subsidiary to compete in any line of business or industry, with any Person or in any geographic area;

(ix)           all Contracts providing for guarantees made or provided by the Company or any Company Subsidiary to third parties of obligations of any Person other than the Company or any Company Subsidiary;

(x)           all Contracts with or pertaining to the Company or any Company Subsidiary to which any Affiliate of the Company or any Company Subsidiary is a party, other than any Contracts for less than $50,000 or relating to such Affiliate’s status as a securityholder of the Company or a Company Subsidiary;

(xi)           all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company or a Company Subsidiary holds a leasehold interest (including the Lease), and which involve payments to the lessor thereunder in excess of $50,000 per year;

(xii)           all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding $500,000;

(xiii)         all Contracts relating to the voting or control of the equity interests of the Company or any Company Subsidiary or the election of directors or managers of the Company or any Company Subsidiary (other than the organizational or constitutive documents the Company or any Company Subsidiary);

(xiv)        all Contracts not cancellable by the Company or any Company Subsidiary with no more than thirty (30) days’ notice if the effect of such cancellation would result in monetary penalty to the Company or any Company Subsidiary in excess of $50,000 per the terms of such Contract;

(xv)         all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Additional Agreement;

(xvi)        all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Additional Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Additional Agreement; and

(xvii)       all collective bargaining agreements or other agreement with a labor union or labor organization.

(b)           (i) Each Material Contract is a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and is enforceable against the Company or any Company Subsidiary, as applicable, and, to the knowledge of the Company, is a legal, valid and binding obligation of each other party to such Material Contract and is enforceable against such other party thereto in accordance with its terms, subject to the Remedies Exceptions, (ii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party to a Material Contract, is in default or breach of a Material Contract and (iii) neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation with respect to any Material Contract, except, in each of clauses (i) through (iii), as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)           Section 5.18(c)(i) of the Company Disclosure Schedules sets forth the top ten (10) law firms (based on the aggregate amount funded) with respect to which the Company originated consumer purchase agreements with such law firms’ clients in the Company’s fiscal year 2023 and fiscal year 2024, and the aggregate amount funded in each such fiscal year to each such law firm’s clients. Section 5.18(c)(ii) of the Company Disclosure Schedules sets forth the top ten (10) law firms (based on the aggregate amount funded) with whom the Company entered into loan and sale agreements in the Company’s fiscal year 2023 and fiscal year 2024, and the aggregate amount funded in each such fiscal year to each such law firm.

5.19           Directors and Officers. Section 5.19 of the Company Disclosure Schedule sets forth a complete and correct list of each member of the Company Board and each officer of the Company, as well as each manager, director or officer of any Company Subsidiary.

5.20        Insurance.

(a)           Section 5.20(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage.

(b)           With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

5.21        Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company, (b) approved this Agreement and the Merger and declared their advisability and (c) recommended that the members of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s members. The Requisite Approval (the “Company Member Approval”) is the only vote of the holders of the Company Equity Interests necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Member Approval and no additional approval or vote from any holders of any Company Equity Interests would then be necessary to adopt this Agreement and approve the Transactions.

5.22        Certain Business Practices.

(a)           Since the Reference Date, none of the Company, any Company Subsidiary, any of their respective directors, managers, officers, or employees or, to the Company’s knowledge, Representatives or other agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) to the extent not covered by subclause (i) and (ii), made any payment in the nature of criminal bribery, in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(b)           Since the Reference Date, none of the Company, any Company Subsidiary, any of their respective directors, managers, officers, or employees or, to the Company’s knowledge, any of their agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions, while acting on behalf of the Company or any Company Subsidiary; or (iii) has violated any Ex-Im Laws while acting on behalf of the Company or any Company Subsidiary, in each case, except as would not be material to the Company and the Company Subsidiaries, taken as a whole.

(c)           There are no, and since the Reference Date, there have not been any, material internal investigations, external investigations to which the Company has knowledge of, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to the Parent, the Buyer or Newco or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, managers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

5.23        Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

5.24        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

5.25        Related Party Transactions.

(a)           Section 5.25 of the Company Disclosure Schedule sets forth a true, complete and correct list (or, in the case of oral Contracts, written summaries of such oral Contracts) of the following: (i) each Contract entered into since the Reference Date between the Company or any of the Company Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any of the Company Subsidiaries on the other hand (other than the Company or a Company Subsidiary) (“Affiliate Contract”); and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning on the Reference Date and ended on the date hereof by any current or former Affiliate to the Company or any of the Company Subsidiaries (other than the Company or a Company Subsidiary).

(b)           None of the members of the Company nor any of their Affiliates owns or has any rights in or to any of the material assets, properties or rights used by the Company or any Company Subsidiary.

5.26        Information Supplied. No representation or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedule) or the Additional Agreements (a) contains or will contain any untrue statement of material fact or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (i) in any Current Report on Form 8-K, and any exhibits thereto or any report, form, registration or other filings made with any Governmental Authority with respect to the Transactions, (ii) solicitation documents, (iii) in the mailings or other distributions to Company or the Parent shareholders and/or prospective investors with respect to the consummation of the Transactions, (iv) or press release in connection with the Transactions, or in any amendment to any documents identified in clauses (i) through (iv) will when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of material fact, or omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to any information supplied by or on behalf of the Parent, Buyer or Newco.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE PARENT, THE BUYER AND NEWCO

Except as set forth in the Parent’s disclosure schedule delivered by the Parent to the Company on or prior to the date hereof in connection with this Agreement (the “Parent Disclosure Schedule”) and in the Parent SEC Reports (as defined below) (to the extent the qualifying nature of such disclosure is readily apparent to the Parent or the Buyer from the content of such Parent SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), each of the Parent, the Buyer and Newco hereby represents and warrants to the Company and the Sellers as follows:

6.1           Corporate Organization.

(a)           Each of the Parent, the Buyer and Newco is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or limited liability power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not result in a Buyer Material Adverse Effect.

(b)           The Buyer and Newco are the only Subsidiaries of the Buyer. Except for the Buyer and Newco, the Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

(c)           Newco is the only Subsidiary of the Buyer. Except for Newco, the Buyer does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

6.2           Governing Documents. Each of the Parent, the Buyer and Newco have heretofore furnished to the Company complete and correct copies of the Parent Organizational Documents, the Buyer Organizational Documents and the Newco Organizational Documents, which are in full force and effect. Neither the Parent, the Buyer nor Newco is in violation of any of the provisions of the Parent Organizational Documents, the Buyer Organizational Documents and Newco Organizational Documents, as applicable.

6.3           Capitalization.

(a)           The authorized capital stock of the Parent consists of (i) 479,000,000 Class A ordinary shares, par value $0.0001 per share (“Parent Class A Ordinary Shares”), (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share (“Parent Class B Ordinary Shares”), and (iii) 1,000,000 preference shares (“Parent Preference Shares”).  As of the date of this Agreement, (A) 4,516,442 Parent Class A Ordinary Shares, 1 Parent Class B Ordinary Share, and 0 Parent Preference Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) 16,220 Parent Units are issued and outstanding and 16,220 Parent Class A Ordinary Shares and 8,110 Parent Warrants are issuable in respect of such Parent Units, and (C) 5,741,884 Parent Warrants are issued and outstanding and 5,741,884 Parent Class A Ordinary Shares are issuable in respect of such Parent Warrants.

(b)           As of the date of this Agreement, the authorized capital stock of the Buyer is 1,000 shares of common stock. All outstanding shares of the Buyer’s stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Parent free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents.

(c)           As of the date of this Agreement, the authorized Newco Units consist of 1,000 units. All outstanding Newco Units have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by the Buyer free and clear of all Liens, other than transfer restrictions under applicable securities Laws and the Newco Organizational Documents.

(d)           Except for securities to be issued pursuant to the Subscription Agreements, if any, securities to be issued by the Parent as permitted by this Agreement and the Parent Warrants, the Parent has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Parent or obligating the Parent to issue or sell any shares of capital stock of, or other equity interests in, the Parent. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither the Parent nor any Subsidiary of the Parent is a party to, or otherwise bound by, and neither the Parent nor any Subsidiary of the Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. The Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Parent Ordinary Shares or any of the equity interests or other securities of the Parent or any of its Subsidiaries. Except with respect to the Redemption Rights, there are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares. There are no outstanding contractual obligations of the Parent, the Buyer or Newco to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(e)           All outstanding Parent Ordinary Shares and the outstanding Parent Warrants have been issued and granted in compliance with all applicable federal securities Laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents.

(f)           The Merger Consideration being delivered by the Buyer hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the Buyer Organizational Documents. The Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

6.4           Authority Relative to This Agreement. Each of the Parent, the Buyer and Newco have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of the Parent, the Buyer and Newco and the consummation by each of the Parent, the Buyer and Newco of the Transactions, have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate proceedings on the part of the Parent, the Buyer or Newco are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Domestication and the Merger, (i) the approval and adoption of this Agreement by the holders of a majority of at least two-thirds of the then-outstanding Parent Ordinary Shares, by the Parent as the sole stockholder of the Buyer, by the Buyer as the sole member of Newco, either at a duly convened meeting of the applicable equity holders of such Persons or by written consent, and (ii) the filing and recordation of appropriate merger documents as required by the LLC Act, and (b) with respect to the issuance of the Buyer Common Stock pursuant to this Agreement, the approval of a majority of the then-outstanding shares of the Parent Class A Ordinary Shares). This Agreement has been duly and validly executed and delivered by the Parent, the Buyer and Newco and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of the Parent, the Buyer and Newco, enforceable against the Parent, the Buyer or Newco in accordance with its terms subject to the Remedies Exceptions.

6.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by each of the Parent, the Buyer and Newco do not, and the performance of this Agreement by each of the Parent, the Buyer and Newco will not, (i) conflict with or violate the Parent Organizational Documents, the Buyer Organizational Documents or the Newco Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.5(b) have been obtained and all filings and obligations described in Section 6.5(b) have been made, conflict with or violate any Law applicable to each of the Parent, the Buyer or Newco or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of the Parent, the Buyer or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which each of the Parent, the Buyer or Newco is a party or by which each of the Parent, the Buyer or Newco or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Buyer Material Adverse Effect.

(b)           The execution and delivery of this Agreement by each of the Parent, the Buyer and Newco do not, and the performance of this Agreement by each of the Parent, the Buyer and Newco will not, require the obtaining of any Permit, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) filing of a certificate of merger with the Secretary of State of the State of Delaware with respect to the Domestication, (ii) filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL with respect to the Merger, (iii) any filing required pursuant to the HSR Act, (iv) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the LLC Act and (v) where the failure to obtain such Permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Parent, the Buyer or Newco from performing its material obligations under this Agreement.

6.6           Compliance. Neither the Parent, the Buyer nor Newco is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to the Parent, the Buyer or Newco or by which any property or asset of the Parent, the Buyer or Newco is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which the Parent, the Buyer or Newco is a party or by which the Parent, the Buyer or Newco or any property or asset of the Parent, the Buyer or Newco is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Buyer Material Adverse Effect. Each of the Parent, the Buyer and Newco is in possession of all material Permits of any Governmental Authority necessary for the Parent, the Buyer or Newco to own, lease and operate its properties or to carry on its business as it is now being conducted, except where failure to have such Permits would not reasonably be expected to have a Buyer Material Adverse Effect.

6.7           SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)           The Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since inception together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”) except for those that would not cause a Buyer Material Adverse Effect. The Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by the Parent with the SEC to all agreements, documents and other instruments that previously had been filed by the Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Section 6.7(a) of the Parent Disclosure Schedule, each director and executive officer of the Parent has filed with the SEC on a timely basis all documents required with respect to the Parent by Section 16(a) of the Exchange Act.

(b)           Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of the Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to individually or in the aggregate be material). The Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of the Parent are required by GAAP to be included in the consolidated financial statements of the Parent.

(c)           Except as and to the extent set forth in the Parent SEC Reports, neither the Parent, the Buyer nor Newco has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (i) liabilities and obligations arising in the ordinary course of the Parent’s, the Buyer’s and Newco’s business, (ii) obligations for future performance under any contract to which the Parent, the Buyer or Newco is a party; or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Buyer Material Adverse Effect.

(d)           The Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”).

(e)           The Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Parent and other material information required to be disclosed by the Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting the Parent’s principal executive officer and principal financial officer to material information required to be included in the Parent’s periodic reports required under the Exchange Act.

(f)           The Parent maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that the Parent maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. The Parent has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Parent to the Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Parent to record, process, summarize and report financial data. The Parent has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Parent. Since inception, there have been no material changes in the Parent internal control over financial reporting.

(g)           There are no outstanding loans or other extensions of credit made by the Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Parent and the Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)           Neither the Parent or, to the knowledge of the Parent any employee thereof or the Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Parent, (ii) any fraud, whether or not material, that involves the Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Parent or (iii) any claim or allegation regarding any of the foregoing.

(i)           As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of the Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

6.8           Absence of Certain Changes or Events. Since inception, except as expressly contemplated by this Agreement, (a) the Parent has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) there has not been any Buyer Material Adverse Effect and (c) the Parent has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.2.

6.9           Absence of Litigation. There is no Action pending or, to the knowledge of the Parent, threatened against the Parent, or any property or asset of the Parent, before any Governmental Authority. Neither the Parent nor any material property or asset of the Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

6.10        Board Approval; Vote Required.

(a)           Each of the Parent Board and the Buyer Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Parent and its shareholders and the Buyer and its stockholders, as applicable, (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the shareholders of the Parent and the stockholders of the Buyer, as applicable, approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger, be submitted for consideration by the shareholders of the Parent at the Parent Shareholders’ Meeting (as defined below) and by the stockholders of the Buyer. The only vote of the holders of any class or series of capital stock of the Parent necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding Parent Class A Ordinary Shares, and the only vote of the holders of any class or series of capital stock of the Buyer necessary to approve the Transactions is the affirmative vote of the Parent.

(b)           The Newco Member, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Newco and its sole member and (ii) approved this Agreement and the Merger and declared their advisability. The only vote of the holders of any class or series of equity securities of Newco that is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding Newco Units.

6.11         No Prior Operations of the Buyer or Newco. Each of the Buyer and Newco was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

6.12         Brokers. Except as set forth in Section 6.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Parent, the Buyer or Newco.

6.13         The Parent Trust Fund. As of the date of this Agreement, the Parent has no less than $12,300,000 in the trust fund established by the Parent for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 4, 2023, between the Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. The Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Parent or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (a) between the Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (b) to the knowledge of the Parent, that would entitle any person (other than shareholders of the Parent who shall have elected to redeem their Parent Class A Ordinary Shares pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of the Parent, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, the Parent shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to the Parent as promptly as practicable, the funds in the Trust Fund in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of the Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (A) to shareholders of the Parent who shall have exercised their Redemption Rights and (B) to the Trustee for fees and costs incurred in accordance with the Trust Agreement. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Parent at the Effective Time.

6.14         Employees. Other than any officers as described in the Parent SEC Reports and consultants and advisors in the ordinary course of business, the Parent, the Buyer and Newco have never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by the Parent’s officers and directors in connection with activities on the Parent’s behalf in an aggregate amount not in excess of the amount of cash held by the Parent outside of the Trust Account, the Parent has no unsatisfied material liability with respect to any officer or director. The Parent and Newco have never and do not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) under any Employee Benefit Plan.

6.15         Taxes.

(a)           The Parent, the Buyer and Newco: (i) have duly and timely filed all Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that they are required to have paid as of the date hereof to avoid penalties or charges for late payment; (iii) with respect to all Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of the Parent, for any Taxes of the Parent as of the date of such financial statements that have not been paid.

(b)           None of the Parent, the Buyer or Newco will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); or (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing.

(c)           Each of the Parent, the Buyer and Newco has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Parent’s knowledge, has complied (including any applicable cure provisions) in all respects with all applicable Laws relating to the reporting and withholding of Taxes.

(d)           Neither the Parent, the Buyer nor Newco has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)           Neither the Parent, the Buyer nor Newco has any liability for the Taxes of any person (other than the Parent, the Buyer and Newco) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor.

(f)            Neither the Parent, the Buyer nor Newco has in the last two (2) years distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g)           Neither the Parent, the Buyer nor Newco has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)           There are no Tax liens upon any assets of the Parent, the Buyer or Newco except for Permitted Liens.

(i)            Neither the Parent, the Buyer nor Newco has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Parent, the Buyer nor Newco has received written notice from a non-U.S. Governmental Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j)            Neither the Parent, the Buyer nor Newco has received written notice of any claim from a Governmental Authority in a jurisdiction in which the Parent, the Buyer or Newco does not file Tax Returns stating that the Parent, the Buyer or Newco is or may be subject to Tax in such jurisdiction.

(k)           For U.S. federal income tax purposes, (i) the Parent is, and has been since its formation, classified as a corporation, (ii) the Buyer is, and has been since its formation, classified as a corporation, and (iii) Newco is, and has been since its formation, classified as a disregarded entity.

(l)            The Parent, the Buyer and Newco, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment.

(m)           The Parent, the Buyer and Newco, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

(n)           None of Parent, the Buyer, Newco or any of their Affiliates will be obligated to pay any compensation payments or benefits to any individual as a result of any Transaction, nor will any such Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Buyer, Newco or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code.

(o)           Neither the Parent, the Buyer nor Newco has any liability or potential liability for the Taxes of another Person (i) under any applicable Tax Law or (ii) as a transferee or successor. Neither the Parent, the Buyer nor Newco is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement (excluding, in each case, commercial agreements the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Parent, the Buyer or Newco with respect to any period following the Closing Date.

6.16         Registration and Listing. The issued and outstanding Parent Units, Parent Class A Ordinary Shares and Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “ALCYU,” “ALCY” and “ALCYW,” respectively. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Parent, threatened in writing against the Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Class A Ordinary Shares or the Parent Warrants or terminate the listing of the Parent on Nasdaq. None of the Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Class A Ordinary Shares or the Parent Warrants under the Exchange Act.

6.17         Information Supplied. No representation or warranties by the Parent, the Buyer or the Newco in this Agreement (as modified by the Parent Disclosure Schedule) or the Additional Agreements (a) contains or will contain any untrue statement of material fact or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Parent Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. None of the information supplied or to be supplied by the Parent, the Buyer or the Newco expressly for inclusion or incorporation by reference in: (i) in any Current Report on Form 8-K, and any exhibits thereto or any report, form, registration or other filings made with any Governmental Authority with respect to the Transactions, (ii) solicitation documents, (iii) in the mailings or other distributions to Company or the Parent shareholders and/or prospective investors with respect to the consummation of the Transactions, (iv) or press release in connection with the Transactions, or in any amendment to any documents identified in clauses (i) through (iv) will when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of material fact, or omit to state, when read in conjunction with all of the information contained in this Agreement, the Parent Disclosure Schedule and the Additional Agreements, any fact necessary to make the statements or facts contained therein not materially misleading. Notwithstanding the foregoing, the Parent, the Buyer and the Newco make no representations or warranties with respect to any information supplied by or on behalf of the Company.

Article VII
COVENANTS OF THE COMPANY PENDING CLOSING

7.1           Conduct of Business by the Company Pending the Merger.

(a)           The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) contemplated by any other provision of this Agreement or any Additional Agreement, (2) as set forth in Section 7.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be compelled by any Governmental Authority), unless the Parent or the Buyer shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed): (i) the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to conduct their business in the Ordinary Course of Business (except as expressly required by a COVID-19 Response); and (ii) the Company shall use its reasonable best efforts to (x) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (y) to keep available the services of the current officers, key employees, agents and consultants of the Company and the Company Subsidiaries and (z) to preserve the current business relationships of the Company and the Company Subsidiaries.

(b)           In furtherance of the foregoing, except as (1) expressly contemplated by any other provision of this Agreement or any Additional Agreement, (2) as set forth in Section 7.1 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Parent or the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)           adopt any amendments, supplements, restatements or modifications to or otherwise terminate its certificate of formation or incorporation, bylaws, limited liability company agreement or equivalent organizational documents (or other equivalent documents);

(ii)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary; (B) any material assets of the Company or any Company Subsidiary outside of the Ordinary Course of Business; or (C) any material Company IP other than revocable non-exclusive licenses (or sublicenses) of Company IP implied granted in the Ordinary Course of Business as part of a sale or lease of a good or service;

(iii)           declare, make or pay any dividend or other distribution that would cause the Company or any Company Subsidiary to incur any Indebtedness (other than any dividend or other distribution between the Company or any Company Subsidiary);

(iv)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Company Equity Interests;

(v)           (A) incur or assume any Debt for Borrowed Money over eighty million dollars ($80,000,000) in the aggregate other than Debt for Borrowed Money existing as of the date hereof or in the Ordinary Course of Business or as described in Section 7.1(b) of the Company Disclosure Schedule, (B) intentionally grant any security interest in any of its assets (i) outside of the Ordinary Course of Business or (ii) except in connection with Indebtedness contemplated by clause (A) or (C) make any loans, advances to, or guarantees for the benefit of, any person (other than between or among the Company and the Company’s Subsidiaries) in an amount individually or in the aggregate in excess of twenty-five million dollars ($25,000,000) other than in the Ordinary Course of Business or as set forth in Section 7.1(b) of the Company Disclosure Schedule;

(vi)         authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary;

(vii)         make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii)        make any material Tax election, amend a material Tax Return or settle or compromise any material U.S. federal, state, local or non-U.S. income Tax liability if doing so would result in a Buyer Material Adverse Effect;

(ix)           other than (1) as required by a Plan set forth on Section 5.12(a) of the Company Disclosure Schedule, (2) as explicitly contemplated hereunder or (3) in the Ordinary Course of Business, (A) increase by greater than ten percent (10%) the compensation or benefits of any executive officer of the Company or any Company Subsidiary or (B) make any loan to any executive officer of the Company or any Company Subsidiary (other than advancement of expenses in the Ordinary Course of Business);

(x)           waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature, do not exceed $5,000,000 individually, and do not admit liability or wrongdoing or otherwise impugn the reputation of Company or any Company Subsidiaries;

(xi)           except as required by Law, grant recognition to any labor union or other labor organization for purposes of collective bargaining;

(xii)         enter into, renew, or modify any Affiliate Contract; or

(xiii)        enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from the Parent or the Buyer to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.1 shall give to the Parent and the Buyer, directly or indirectly, the right to control or direct the Ordinary Course of Business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Parent, the Buyer and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

7.2           Conduct of Business by the Parent, the Buyer and Newco Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Additional Agreement (including entering into various Subscription Agreements and consummating the Financing), and except as set forth on Section 7.2 of the Parent Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), each of the Parent and the Buyer agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of the Parent, the Buyer and Newco shall be conducted in the Ordinary Course of Business and in a manner consistent with past practice. In furtherance of the foregoing, except as expressly contemplated by any other provision of this Agreement or any Additional Agreement (including entering into various Subscription Agreements and consummating the Financing), as set forth on Section 7.2 of the Parent Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither the Parent, the Buyer nor Newco shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)           amend or otherwise change the Parent Organizational Documents, Buyer Organizational Documents (except in connection with the Domestication pursuant to this Agreement), or Newco Organizational Documents or form any Subsidiary of the Buyer other than Newco;

(b)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents or Buyer Organizational Documents;

(c)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Ordinary Shares or Buyer Common Stock except for redemptions from the Trust Fund that are required pursuant to the Parent Organizational Documents or the Buyer Organizational Documents;

(d)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of the Parent, the Buyer or Newco, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Parent, the Buyer or Newco;

(e)           acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)            incur or assume any Debt for Borrowed Money or guarantee any such Debt for Borrowed Money of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Parent or the Buyer, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course of Business;

(g)           make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)           make any material Tax election, amend a material Tax Return or settle or compromise any material U.S. federal, state, local or non-U.S. income tax liability;

(i)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of the Parent, the Buyer or Newco;

(j)            enter into, or become bound by, any agreement or contract except in the Ordinary Course of Business or in connection with the Transactions; or

(k)           enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Parent, the Buyer or Newco to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 7.2 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of the Parent, the Buyer or Newco prior to the Closing Date. Prior to the Closing Date, each of the Parent, the Buyer, Newco and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

7.3           Claims Against Trust Account. Reference is made to the final prospectus of the Parent, dated as of May 4, 2023, and filed with the SEC (File No. 333-268659) on May 5, 2023 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that the Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Parent’s public shareholders (including overallotment shares acquired by the Parent’s underwriters the “Public Shareholders”), and that, except as otherwise described in the Prospectus, the Parent may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Parent Class A Ordinary Shares in connection with the consummation of the Parent’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Parent fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, or such later date as agreed upon by the Public Shareholders, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any Taxes or (d) to the Parent after or concurrently with the consummation of a Business Combination. For and in consideration of the Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Parent, its Affiliates or its Representatives, on the one hand, and the Company, its Affiliates or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Parent, its Affiliates or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Parent or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Parent and its Affiliates to induce the Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent, its Affiliates or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Parent, its Affiliates or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its Affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Company or any of its Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Parent, its Affiliates or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders of the Parent, whether in the form of money damages or injunctive relief, the Parent, its Affiliates and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates the associated legal fees and costs in connection with any such action, in the event the Parent, its Affiliates or its Representatives, as applicable, prevails in such action or proceeding. Notwithstanding anything in this Agreement to the contrary, the provisions of this paragraph shall survive indefinitely with respect to the obligations set forth in this Agreement.

Article VIII
ADDITIONAL AGREEMENTS

8.1           Proxy Statement; Registration Statement.

(a)           The Company shall promptly provide to the Parent such information concerning the Company as is either required by the SEC and federal securities Laws, or reasonably requested by the Parent for inclusion in the Proxy Statement and Registration Statement (each as hereinafter defined) to be filed by the Parent, and as promptly as reasonably practicable after (and in any event within 75 days after) the execution of this Agreement and receipt by the Parent from the Company of (i) all such information relating to the Company and (ii) the Initial Financial Information (as defined below), the Parent (with the assistance and cooperation of the Company as reasonably requested by the Parent) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of the Parent and to the Sellers: (A) as an information statement relating, with respect to the Company’s members, to the action to be taken by members of the Company pursuant to the Written Consent or by vote at a meeting of the members of the Company and (B) as a proxy statement, with respect to the Parent’s shareholders, in which the Parent shall solicit proxies from the Parent’s shareholders to vote at the special meeting of the Parent’s shareholders called for the purpose of voting on the following matters (the “Parent Shareholders’ Meeting”) in favor of: (1) the approval and adoption of this Agreement, the Transactions, the Domestication and the Merger which must be approved by a special resolution passed at a general meeting of the Parent, (2) the issuance of the Parent Ordinary Shares and Buyer Common Stock as contemplated by this Agreement and the Subscription Agreements, if any, (3) the approval of the Buyer A&R Organizational Documents that are required to be separately approved, (4) if agreed to pursuant to Section 8.6, the approval and adoption of the New Incentive Plan (as defined below), (5) the adjournment of the Parent Shareholders’ Meeting to a later date or dates if it is determined by the Parent and the Company that additional time is necessary to consummate the transactions contemplated hereby for any reason, and (6) any approval of other proposals the Parties deem necessary to effectuate the Merger and the other Transactions (collectively, the “Parent Proposals”), and the Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the Buyer Common Stock to be issued to the members of the Company pursuant to this Agreement. Each of the Parent, the Buyer and the Company shall use their reasonable best efforts to (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, the Buyer shall mail the Proxy Statement to its stockholders. Each of the Buyer, the Parent, and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)           The Company will, in addition to providing the Financial Statements, provide the Parent and the Buyer as promptly as practicable after the date of this Agreement (and in any event on or prior to the five (5) Business Day following the date of this Agreement) in accordance with Section 8.14: (i) the related pro forma adjustments necessary to prepare the pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) (such pro forma financial adjustments together with the Financial Statements, the “Required Financials”) and cooperate as reasonably requested by the Parent or the Buyer in the preparation thereof, (ii) all selected financial data of the Company, as necessary for inclusion in the Proxy Statement and Registration Statement; and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Securities Exchange Act (as if the Company was subject thereto) with respect to the periods covered in the Required Financials, as necessary for inclusion in the Proxy Statement and Registration Statement (together with the Required Financials, the “Initial Financial Information”). Subsequent to the delivery of the Required Financials, until the Registration Statement is declared effective, the Company’s consolidated interim financial information for each quarterly period thereafter will be delivered to the Parent and the Buyer no later than forty (40) calendar days following the end of each quarterly period, together with related pro forma adjustments that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). All of the financial statements to be delivered pursuant to this Agreement by the Company will be prepared in accordance with GAAP.

(c)           The Company and its counsel shall be given a reasonable opportunity to review and comment on in writing the Proxy Statement prior to its filing with the SEC and any other amendments or documents filed with the SEC. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by the Buyer or the Company without the approval of the other Party (such approval not to be unreasonably withheld, conditioned or delayed); provided, however, that subject to prior compliance with this clause (c), the Parent and the Buyer will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to the Parent or the Buyer, is required by the SEC and United States securities Laws to be included therein. The Parent shall promptly transmit any such amendment or supplement to the Parent’s shareholders, if at any time prior to the Parent Shareholders’ Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. The Parent and the Buyer, on the one hand, and the Company, on the other hand, each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Buyer Common Stock to be issued or issuable to the members of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto; provided, however, that subject to prior compliance with this clause (c), the Parent and the Buyer will be permitted to make such filing or response in the absence of such approval if the basis of the Company’s failure to consent is the Company’s unwillingness to permit the inclusion in such filing or response of information that, based on the advice of outside counsel to the Parent or the Buyer, is required by the SEC and United States securities Laws to be included therein.

(d)           Each of the Parent and the Buyer represents that the information supplied by the Parent or the Buyer for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first sent to the shareholders of the Parent, (iii) the time of the Parent Shareholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Parent, the Buyer or Newco, or their respective officers or directors or managers, should be discovered by the Parent or the Buyer which the Parent or the Buyer reasonably believes should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Parent and the Buyer shall promptly inform the Company. All documents that the Parent and the Buyer is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e)           The Company shall ensure that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first sent to the shareholders of the Parent, (iii) the time of the Parent Shareholders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors or managers, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company, shall promptly inform the other Parties. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

8.2           The Parent Shareholders’ Meeting, the Buyer Approval and Newco Member Approval.

(a)           The Parent shall call and hold the Parent Shareholders’ Meeting as promptly as practicable after the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Registration Statement becomes effective) for the purpose of voting solely upon the Parent Proposals. Notwithstanding the foregoing provisions of this Section 8.2(a), the Parent may make one or more successive postponements to the calling of the Parent Shareholders’ Meeting (to the extent the same has not been called at the time of such postponement) or adjournments of the Parent Shareholders’ Meeting (to the extent the same has been called at the applicable time), in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement that the Parent, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 8.1 or any other applicable Law or (ii) if on a date for which the Parent Shareholders’ Meeting is scheduled, the Parent, after reasonable consultation with the Company, reasonably determines in good faith that any of the Parent Proposals will not be approved at the Parent Shareholders’ Meeting or the Merger or the other Transactions cannot be consummated for any reason; provided, that the Parent shall reconvene such the Parent Shareholders’ Meeting as promptly as practicable following such time as the matters described in clauses (i) and (ii) have been resolved. The Parent shall use its reasonable best efforts to obtain the approval of the Parent Proposals at the Parent Shareholders’ Meeting (the “Parent Shareholder Approval”) and shall take all other action reasonably necessary or advisable to secure the required vote or consent of its shareholders to the Parent Proposals in a manner which is consistent with the requirements of the Cayman Islands Companies Act. The Parent Board shall recommend to its shareholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement, except to the extent it determines in good faith, after consultation with its outside legal counsel, that such action would be inconsistent with the fiduciary duties of the Parent Board. Neither the Parent Board nor any committee or agent or Representative thereof shall withdraw, propose to withdraw, or modify in a manner adverse to the Company, the Parent Board’s recommendation that the Parent’s shareholders vote in favor of the adoption of any of the Parent Proposals.

(b)           Promptly following the Parent Shareholder Approval, the Parent shall approve and adopt this Agreement and approve the Domestication, the Merger and the other transactions contemplated by this Agreement, in its capacity as the sole stockholder of the Buyer (the “Buyer Approval”).

(c)           Promptly following the Parent Shareholder Approval, the Buyer shall approve and adopt this Agreement and approve the Domestication, the Merger and the other transactions contemplated by this Agreement, in its capacity as sole member of Newco (the “Newco Member Approval”).

8.3           Company Member Approval. Upon the terms set forth in this Agreement and subject to Section 8.5 hereof, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to the Parent and the Buyer, of holders of the Requisite Approval in favor of the approval and adoption of this Agreement and the Transactions, including the Merger (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Equity Interests for the purpose of voting solely upon the adoption of this Agreement and the Merger and all other transaction contemplated by this Agreement (the “Company Members Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Member Approval at the Company Members Meeting, including by soliciting from its members proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Member Approval.

8.4           Access to Information; Confidentiality.

(a)           From the date of this Agreement until the Effective Time, the Company, on the one hand, and the Parent and the Buyer, on the other hand, shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s Representatives) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, management, operations, financial condition, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request, including in connection with (A) the preparation of the Proxy Statement and Registration Statement and any comments from the SEC thereon and (B) the preparation of any Tax disclosure in any statement, filing, notice or application relating to the Domestication Intended Tax Treatment; provided, however, that each Party shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other Party. Notwithstanding the foregoing, neither the Company, the Parent nor the Buyer shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)           All information obtained by the Parties pursuant to this Section 8.4 shall be kept confidential in accordance with the Confidentiality Agreement dated as of October 26, 2023 (the “Confidentiality Agreement”), between the Parent and the Company.

(c)           Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Domestication Intended Tax Treatment, the Merger Intended Tax Treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the Domestication Intended Tax Treatment, the Merger Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

8.5           Exclusivity; Company Board Recommendation.

(a)           From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, but only, in the case of the Parent, the Buyer and the Company, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Parent Board, the Buyer Board or the Company Board, as applicable, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such Party or any of the outstanding equity securities or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s Subsidiaries other than with the other Parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding (an “Alternative Acquisition Agreement”), continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 8.5. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal, but only, in the case of the Buyer or the Company, except to the extent it determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Buyer Board or the Company Board, as applicable. Notwithstanding the foregoing, prior to obtaining the Company Member Approval, if at any time the Company receives an unsolicited bona fide written Company Acquisition Proposal after the date of this Agreement that did not result from a material breach of this Section 8.5 the Company Board determines in good faith (after consultation with the Company’s financial advisors and outside legal counsel) that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and that the failure to take such actions could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law, then the Company in response to such Company Acquisition Proposal may (A) contact the third party or any of its representatives who has made such Company Acquisition Proposal solely for the purpose of seeking clarification of the terms or conditions of such Company Acquisition Proposal, (B) engage or participate in discussions or negotiations with such third party or any of its representatives regarding such Company Acquisition Proposal and (C) afford access and furnish to such third party or to any of its Representatives any information relating to the Company, to any of its Subsidiaries or to their respective businesses, properties or assets or provide access to data room (virtual or physical) pursuant to a confidentiality agreement (which the Company and its Representatives will be permitted to negotiate and enter into) the terms of which, taken as a whole, are no less favorable to the Company than those contained in the Confidentiality Agreement and do not include any provision granting such counterparty the exclusive right to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations hereunder (it being understood that such an agreement need not include any “standstill” or similar provisions); provided, that any material non-public information relating to the Company, to any of its Subsidiaries or to their respective businesses, properties or assets furnished to such third party (to the extent that such information has not been previously provided or made available to the Parent) is furnished or made available to the Parent promptly (and in any event within 48 hours) following the provision or making available of such information to such third party.

(b)           In addition to the obligations of the Company set forth in Section 8.5(a), the Company shall promptly, and in all cases within 48 hours of its receipt, advise the Parent orally and in writing of any (i) Company Acquisition Proposal or (ii) request for information or request to engage in negotiations or discussions or any other inquiry with respect to, or that could reasonably be expected to lead to, a Company Acquisition Proposal, and provide the Parent with (A) copies of all written materials provided by such Person in connection with such Company Acquisition Proposal, request or inquiry (redacted so as not to identify the Person who has made such Company Acquisition Proposal, request or inquiry) and (B) a written summary of any material terms and conditions of such Company Acquisition Proposal (other than the identity of the Person who has made the Company Acquisition Proposal, request or inquiry) not included in such written materials.

(c)           The Company shall keep the Parent reasonably informed of the status of discussions relating to, and the material terms and conditions (including all amendments or proposed amendments to such material terms and conditions) of any such Company Acquisition Proposal, request or inquiry, and promptly (and in no event later than 48 hours thereafter) shall provide the Parent with copies of any revised written proposals or draft agreements relating to any Company Acquisition Proposal, request or inquiry (redacted so as not to identify the Person who has made such Company Acquisition Proposal, request or inquiry).

(d)           Other than in accordance with the terms of this Section 8.5(d), from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to ARTICLE X, the Company Board shall not (i) withhold, amend, withdraw or modify in a manner adverse to the Parent the Company Board Recommendation, (ii) adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Company Acquisition Proposal, (iii) if a Company Acquisition Proposal has been publicly announced, following the failure of the Company Board to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of the Parent’s written request to do so (provided that the Company Board shall not be required to make any such public reaffirmation on more than one occasion in respect of any Company Acquisition Proposal), publicly recommend such Company Acquisition Proposal, or (iv) fail to include the Company Board Recommendation in the Proxy Statement (collectively, a “Company Board Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Member Approval, the Company Board may, in response to an unsolicited bona fide written Superior Offer that has not been withdrawn, (A) effect a Company Board Recommendation Change with respect to such Superior Offer and (B) terminate this Agreement pursuant to Section 10.1(i) in order to enter into a definitive Alternative Acquisition Agreement providing for such Superior Offer if, in each case (1) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that in light of such Superior Offer, failure to effect a Company Board Recommendation Change and failure to terminate this Agreement in order to enter into a definitive Alternative Acquisition Agreement would be inconsistent with the fiduciary duties of the Company Board under applicable Law; (2) the Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Recommendation Change (the “Superior Offer Notice Period”); (3) the Company has, and has caused its financial and legal advisors to, during the Superior Offer Notice Period, negotiate with the Parent in good faith any proposed modifications to the terms and conditions of this Agreement in response to such Superior Offer; and (4) after taking into account any counter-offer or proposal offered by the Parent within the Superior Offer Notice Period in writing, if any, the Company Board confirms the determination that the Company Acquisition Proposal still constitutes a Superior Offer (it being understood that the Company shall promptly notify the Parent of any material amendment or modification to the terms of a Superior Offer, including any revision in price (in any event within one (1) Business Day from such amendment or modification); provided, that the period during which the Company and its Representatives are required to negotiate with the Parent in good faith regarding any modified terms proposed by the Parent in response to such amendment or modification of a Superior Offer shall expire on the earlier to occur of (x) two (2) Business Days after the Company provides written notice of such amendment or modification and (y) the end of the original Superior Offer Notice Period).

(e)            Nothing in this Agreement shall prohibit the Company or Company Board from (i) making a Company Board Recommendation Change in the event it determines that a Company Acquisition Proposal is considered a Superior Offer; or (ii) making any other disclosure or communication to Company Members if the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that such disclosure or communication is required under applicable Law or that the failure to make such disclosure or communication would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law (it being understood, for the avoidance of doubt, that the making of any disclosure or communication permitted under this Section 8.5(e) shall not constitute a Company Board Recommendation Change).

(f)            Except as otherwise permitted by this Section 8.5, prior to the earlier to occur of the Effective Time and the termination of this Agreement pursuant to ARTICLE X, the Company shall not take any action to approve any transaction under, or exempt any Person (other than the Parent and its Affiliates) from the provisions of, any takeover Law or any anti-takeover provision in the Company LLC Agreement or otherwise cause such restrictions not to apply.

(g)           Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 8.5 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 8.5 by such Party.

8.6           Post-Closing Equity Plans. Prior to the Closing Date, the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to approve the terms of an equity incentive plan, that provides for grant of awards to management, employees and other service providers of OpCo and its Subsidiaries in the form of options, restricted shares, restricted share units and/or other equity-based awards based on the Buyer Common Stock (the “New Incentive Plan”).

8.7           Directors’ and Officers’ Indemnification.

(a)           Buyer’s Organizational Documents and OpCo’s Certificate of Formation and OpCo LLCA shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Certificate of Formation as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, the Buyer agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Formation in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). The Buyer further agrees that with respect to the provisions of the bylaws or limited liability company agreement (or similar organizational documents) of the Company Subsidiaries relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law.

(b)           From the date hereof, and for a period of six (6) years from the Effective Time, (i) the Parent (and after the Domestication, the Buyer) shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Parent’s directors’ and officers’ liability insurance policy and (ii) the Company will maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Company’s directors’ and officers’ liability insurance policy, for both clause (i) and (ii), on terms not less favorable than the terms of such current insurance coverage, and in the case of clause (ii) understanding that in no event shall Newco be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2024 (the “Maximum Annual Premium”); provided, however, that (A) the Company, on the one hand, or the Parent or the Buyer, on the other hand, as applicable, may, prior to the Closing Date cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6)-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium and (B) if any claim is asserted or made within such six (6)-year period, any insurance required to be maintained under this Section 8.7(b) shall be continued in respect of such claim until the final disposition thereof. The directors’ and officers’ insurance policies obtained by the Company and the Buyer shall be paid by the Buyer promptly after the Closing.

(c)           On the Closing Date, to the extent not already entered into, the Buyer shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and the Buyer with the post-Closing directors and officers of the Buyer, which indemnification agreements shall continue to be effective following the Closing.

8.8           Notification of Certain Matters. The Company shall give prompt notice to the Parent and the Buyer, and the Parent and the Buyer shall give prompt notice to the Company, of (a) any breach of any covenant of such Party set forth herein or in any Additional Agreement which such Party comes aware of and (b) any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause a failure of any of the conditions set forth in Article IX.

8.9           Further Action; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all Permits, consents, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 5.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b)           Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

8.10         Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of the Parent and the Buyer, on the one hand, and the Company, on the other hand. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party (such prior written consent not to be unreasonably withheld, conditioned or delayed); provided, no such consent shall be required to the extent any proposed public statement is substantially equivalent to the information previously made public without breach of the obligation under this Section 8.10 or would prevent the Buyer from complying with federal securities Laws or the requirements of the Nasdaq. Furthermore, nothing contained in this Section 8.10 shall prevent the Parent or the Buyer or any of their Affiliates, on the one hand, or the Company or any of its Affiliates, on the other hand, from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 8.10.

8.11        Tax Matters.

(a)           Each Party shall use its reasonable best efforts to cause the Domestication to qualify for the Domestication Intended Tax Treatment and the Merger to qualify for the Merger Intended Tax Treatment, and none of the Parties has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(b)           Each Party shall promptly notify the other Parties in writing if, before the Closing Date, any such party knows or has reason to believe that the Domestication may not qualify for the Domestication Intended Tax Treatment or that the Merger may not qualify for the Merger Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).

(c)           Any and all Transfer Taxes shall be paid by the Buyer. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document, and shall bear any expenses incurred in connection with the filing of such Tax Returns or other documentation. Notwithstanding any other provision of this Agreement, the parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(d)           The Company shall prepare and timely file, or cause to be prepared and timely filed, at the cost and expense of the Company, (i) all Tax Returns for the Company and any Company Subsidiaries that are required to be filed prior to the Closing Date (taking into account applicable extensions of time to file) and (ii) all income Tax Returns for the Company and any Company Subsidiaries that are required to be filed after the Closing Date (taking into account applicable extensions of time to file) with respect to a taxable years or periods ending on or before, or that include, the Closing Date for which the items of income, deductions, credits, gains or losses of such Company or Company Subsidiary are “passed through” to the direct or indirect equityholders of the Company, including, for the avoidance of doubt, any Internal Revenue Service Form 1065 (each such income Tax Return a “Flow-Through Return” and such Tax Returns described in clauses (i) and (ii) collectively, the “Pre-Closing Returns”). The Company shall prepare each Pre-Closing Return in a manner consistent with the past practices of the applicable Company or Company Subsidiary (unless otherwise required by law). The Company shall remit any Taxes due with respect to any Pre-Closing Return. The Company shall provide each Flow-Through Return to the Sellers at least twenty (20) days prior to the due date for such Tax Return (taking into account applicable extensions of time to file) for review and approval by the Sellers’ Representative (such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in the foregoing or the OpCo LLCA, each Flow-Through Return for a taxable year or period that includes but does not end on the Closing Date (A) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method and (B) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election. Notwithstanding anything to the contrary in this Agreement or the OpCo LLCA, the Sellers’ Representative may, in its reasonable discretion, and at the Company’s expense, cause the Company to re-file or amend any Flow-Through Return (or pursue any administrative adjustment request with respect to Flow-Through Returns) of the Company or any Company Subsidiary with respect to any taxable period that ends on or before, or that includes, the Closing Date.

(e)           Within one hundred eighty (180) days following the Closing Date, the Sellers’ Representative will prepare and deliver to the Buyer an allocation statement allocating any amounts treated as consideration for U.S. federal income Tax purposes among the assets of the Company and the Company Subsidiaries that are classified as partnerships or entities that are disregarded as separate from the Company for U.S. federal income Tax purposes, in each case, in accordance with the principles of Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) (the “Allocation”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within twenty (20) days after the receipt of the Allocation, the Buyer will propose any changes or will indicate its concurrence therewith. If the Buyer does not agree with the Allocation, then the Buyer and the Sellers’ Representative shall attempt in good faith to reach agreement on the Allocation in a manner consistent with applicable income Tax Law. If the Buyer and the Sellers’ Representative cannot reach agreement on the Allocation within fifteen (15) days after receipt of the Buyer’s proposed changes, then the Buyer and the Sellers’ Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and the Sellers’ Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). All fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be borne by OpCo. The Allocation, as agreed to by the Buyer and the Sellers’ Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Allocation”).

(f)           The Parties shall, and shall cause each of their respective applicable Affiliates to: (i) prepare and file all Tax Returns consistent with the Final Allocation, the Domestication Intended Tax Treatment and the Merger Intended Tax Treatment (collectively, the “Tax Positions”); (ii) take no position in any communication (whether written or unwritten) with any Governmental Authority or any other action (or omission) inconsistent with the Tax Positions; (iii) promptly inform each other of any challenge by any Governmental Authority to any portion of the Tax Positions; and (iv) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions.

8.12         Stock Exchange Listing. Each of the Parent and the Buyer will use its commercially reasonable efforts to continue the listing for trading of the Parent Units, Parent Class A Ordinary Shares and Parent Warrants on Nasdaq. The Buyer shall prepare and submit to Nasdaq a listing application in connection with the Merger and covering the shares of Buyer Common Stock issued pursuant to the Subscription Agreements, if any, and shall use reasonable best efforts to obtain approval for the listing of any such shares.

8.13         Antitrust.

(a)           To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and the Buyer each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)           The Parent and the Buyer, on the one hand, and the Company, on the other hand, each shall, in connection with its efforts to obtain all Requisite Approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other Party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 8.13(b) may be limited to outside counsel and may be redacted (A) to remove references to the valuation of the Company, and (B) as necessary to comply with contractual arrangements.

(c)           Other than as agreed in this Agreement, the Additional Agreements, the Subscription Agreements or the OpCo LLCA, no Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

8.14           PCAOB Audited Financials. The Company shall use reasonable best efforts to deliver true and complete copies of the audited consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of September 30, 2024, and the related audited consolidated statements of income, changes in stockholder equity, and cash flows of the Company and the consolidated Company Subsidiaries for the years then ended, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) no later than the filing date of the Registration Statement.

8.15           Trust Account. As of the Effective Time, the obligations of the Parent to dissolve or liquidate within a specified time period as contained in the Parent Organizational Documents will be terminated and the Buyer, as the successor to Parent via the Domestication, shall not have any obligation whatsoever to dissolve and liquidate the assets of the Buyer by reason of the consummation of the Merger or otherwise, and no shareholder of the Parent or the Buyer shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, the Parent or the Buyer, as applicable, shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to the Parent or the Buyer, as applicable (to be held as available cash on the balance sheet of the Buyer, and to be used for working capital and other general corporate purposes of the business following the Closing), and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

8.16          Financing. Prior to the Closing, each of the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall use its reasonable best efforts to obtain commitments by Persons(s) for a Financing, including via subscription agreements between such Person(s) and the Parent or the Buyer (the “Subscription Agreements”). The Company shall have the right, in its sole discretion, to approve the terms and conditions of any Financing. Each of the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall give the other party prompt written notice upon having knowledge of any breach or default by any party to any of any Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements. Other than as set forth in this Section 8.16, neither the Parent or the Buyer, on the one hand, nor the Company, on the other hand, shall, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), amend, modify, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements (except as otherwise permitted hereunder), in each case to the extent such amendment, modification, supplement or waiver would reasonably be expected to have the effect of materially adversely affecting in any respect the ability of the Parent or the Buyer, on the one hand, or the Company, on the other hand, as applicable, to timely consummate the transactions contemplated by this Agreement.

8.17           Minimum Cash. As of the Effective Time, after the distribution of the Trust Account and deducting all amounts to be paid pursuant to the Buyer Transaction Expenses, Buyer shall have cash on hand and cash equivalents (the “Available Closing Buyer Cash”) equal to or in excess of $40,000,000. In the event that the Available Closing Buyer Cash is equal to or in excess of $40,000,000, the Sponsor will maintain all Parent Ordinary Shares that it currently owns. However, if and only if (i) the Available Closing Buyer Cash is less than $40,000,000 and (ii) the Company elects, in its sole and absolute discretion, to waive the condition set forth in Section 9.3(h), then at the Closing, the Sponsor shall forfeit certain of its Parent Ordinary Shares based on the Available Closing Buyer cash, in accordance with the following tiered schedule:

Total Available Closing Buyer Cash	Total Shares Maintained by Sponsor
≥ $40,000,000	3,413,000
≥ $35,000,000 and < $40,000,000	3,198,875
≥ $30,000,000 and < $35,000,000	2,984,750
≥ $25,000,000 and < $30,000,000	2,770,625
≥ $20,000,000 and < $25,000,000	2,556,500
≥ $15,000,000 and < $20,000,000	2,342,375
≥ $10,000,000 and < $15,000,000	2,128,250
≥ $5,000,000 and < $10,000,000	1,914,125
< $5,000,000	1,700,000

8.18           Employment Agreements. Prior to the Closing Date, the Parent and the Buyer, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to enter into mutually acceptable employment agreements with the Chief Executive Officer of the Company and certain other key employees, which will include, without limitation, customary confidentiality, non-compete, non-solicitation and assignment of inventions and other customary restrictive covenants.

Article IX
CONDITIONS TO THE MERGER

9.1          Conditions to the Obligations of Each Party. The obligations of the Company, the Parent, the Buyer and Newco to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)           Company Member Approval. The Company Member Approval shall have been obtained and remain in full force and effect.

(b)           The Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained and remain in full force and effect.

(c)           The Buyer Approval. The Buyer Approval shall have been obtained and remain in full force and effect.

(d)           Newco Member Approval. The Newco Member Approval shall have been obtained and remain in full force and effect.

(e)           No Action or Order. No Governmental Authority shall have commenced, asserted in writing (and not orally), enacted, issued, promulgated, enforced or entered any Action, Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the consummation of the Transactions, including the Merger, illegal or otherwise enjoining, prohibiting, or materially restricting consummation of the Transactions, including the Merger; provided, that the Governmental Authority issuing such order has jurisdiction over the Parties with respect to the Transactions.

(f)           Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(g)           Governmental Consents. All consents, approvals and authorizations set forth on Section 9.1(g) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.

(h)           Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and not withdrawn.

9.2           Conditions to the Obligations of the Parent, the Buyer and Newco. The obligations of the Parent, the Buyer and Newco to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing (unless otherwise specified in this Section 9.2) of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in (i) Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.4 (Authority Relative to this Agreement) and Section 5.24 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any changes that reflect actions permitted in accordance with Section 7.2 of this Agreement and except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, (ii) Section 5.3(a) through (e) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any changes that reflect actions permitted in accordance with Section 7.2 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, the Parent, the Buyer, Newco or their Affiliates and; and (iii) all other representations and warranties of the Company set forth in Article V shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)           Agreements and Covenants. The Company and the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each other Additional Agreement to which the Company or a Seller is a party to be performed or complied with by him, her or it on or prior to the Effective Time.

(c)           Additional Agreements. The Company and the Sellers shall have delivered, or caused to be delivered, to the Buyers copies of the Additional Agreements to which the Company or such Seller is a party.

(d)           Certificates.

(i)           The Company shall have delivered to the Parent or the Buyer a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(e).

(ii)           The Company shall have delivered to the Parent or the Buyer a certificate, dated as of the Closing Date, signed by an officer of the Company, attaching true, correct and complete copies of (A) the Company’s Certificate of Formation, certified as of a recent date by the Secretary of State of the State of Delaware; (B) the Company LLC Agreement; (C) copies of resolutions duly adopted by the Company Board authorizing this Agreement, the Additional Agreements to which the Company is a party and the transactions contemplated hereby and thereby and the Company Member Approval; and (D) a certificate of good standing of the Company, certified as of a recent date by the Secretary of State of the State of Delaware.

(e)           Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing as of the Closing Date.

(f)            PCAOB Audited Financials. The Company shall have delivered to the Parent or the Buyer the PCAOB Audited Financials.

(g)           Tax Certificates. On or prior to the Closing, the Company shall deliver to the Parent or the Buyer properly executed and completed copies of IRS Form W-9 on behalf of each Seller.

9.3           Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing (unless otherwise specified in this Section 9.3) of the following additional conditions:

(a)           Stock Exchange Listing. The Buyer’s initial listing application with Nasdaq in connection with the Transaction shall have been conditionally approved and, immediately following the Closing, the Buyer shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and the Buyer Class A Stock shall have been approved for listing on Nasdaq.

(b)           Representations and Warranties. The representations and warranties of the Buyer, the Parent and Newco contained in (i) Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement) and Section 6.12 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) all other representations and warranties of the Buyer and Newco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Buyer Material Adverse Effect.

(c)           Agreements and Covenants. The Parent, the Buyer and Newco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Additional Agreement to which the Parent, the Buyer or Newco is a party to be performed or complied with by it on or prior to the Effective Time.

(d)           Additional Agreements. The Parent, the Buyer and Newco shall have delivered, or caused to be delivered, to the Company copies of the Additional Agreements to which the Parent, the Buyer or Newco is a party.

(e)           Certificates.

(i)           The Parent or the Buyer shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an officer of the Parent or the Buyer, certifying as to the satisfaction of the conditions specified in Section 9.3(b), Section 9.3(c), Section 9.3(f) and Section 9.3(g).

(ii)           The Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by a director of the Parent attaching true, correct and complete copies of (i) the Parent Organizational Documents, certified as of a recent date by the registered officer provider of the Parent in the Cayman Islands; (ii) copies of resolutions duly adopted by the Board of Directors of the Parent authorizing this Agreement, the Additional Agreements to which the Parent is a party and the transactions contemplated hereby and thereby; and (iii) a certificate of good standing of the Parent, issued as of a recent date by the Registrar of Companies in the Cayman Islands and certified by the registered officer provider of the Parent in the Cayman Islands.

(f)           Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date and be continuing as of the Closing Date.

(g)           Available Closing Buyer Cash. The Available Closing Buyer Cash shall not be less than $40,000,000.

(h)           Resignation. All members of the Buyer Board shall have executed written resignations effective as of the Effective Time.

(i)           Post-Closing Board. The initial Buyer Board of Directors (the “Board”) shall consist of seven (7) members, as set forth in Section 3.6(b) of the Company Disclosure Schedule. The membership of the Board shall satisfy all requisite exchange or other requirements with respect to independence, diversity and otherwise.

Article X
TERMINATION, AMENDMENT AND WAIVER

10.1           Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any Requisite Approval and adoption of this Agreement and the Transactions by the equity holders of the Company or the Buyer, as follows:

(a)           by mutual written consent of the Buyer and the Company;

(b)           by either the Buyer or the Company if the Effective Time shall not have occurred prior to May 1, 2026 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.1(b) by or on behalf of any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article IX on or prior to the Outside Date;

(c)           by either the Buyer or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger;

(d)           by the Buyer if the Company shall have failed to obtain the Company Member Approval within ten (10) days after the Registration Statement becomes effective;

(e)           by the Company if the Parent shall have failed to obtain the Parent Shareholder Approval within forty-five (45) days after the Registration Statement becomes effective (taking into account Parent’s right to postpone or adjourn the Parent Shareholders’ Meeting on one or more occasions pursuant to Section 8.1(e));

(f)            by the Buyer upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 9.2(a), 9.2(b), 9.2(c) or 9.2(f) would not be satisfied (“Terminating Company Breach”); provided that the Buyer has not waived such Terminating Company Breach and the Parent, the Buyer and Newco are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that if such Terminating Company Breach is curable by the Company, the Buyer may not terminate this Agreement under this Section 10.1(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Buyer to the Company;

(g)           by the Company upon a breach of any representation, warranty, covenant or agreement on the part of the Parent, the Buyer or Newco set forth in this Agreement, or if any representation or warranty of the Parent, the Buyer or Newco shall have become untrue, in either case such that the conditions set forth in Sections 9.3(a), 9.3(b), 9.3(c), or 9.3(d) would not be satisfied (“Terminating Buyer Breach”); provided that the Company has not waived such Terminating Buyer Breach and the Company are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Buyer Breach is curable by the Parent, the Buyer and Newco, the Company may not terminate this Agreement under this Section 10.1(g) for so long as the Parent, the Buyer and Newco continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to the Buyer;

(h)           by the Company if the Closing has not occurred on or before the forty-fifth (45th) day after the date on which the Registration Statement is declared effective and the condition set forth in Section 9.3(g) shall have not been satisfied as of such date, but all of the other conditions to the Closing set forth in Article IX, other than those conditions that by their nature are to be satisfied by actions taken at the Closing, have been satisfied or validly waived on or before such date; or

(i)            by the Company, if prior to the receipt of the Company Member Approval, the Company Board authorizes the Company, to the extent permitted by and subject to full compliance with the applicable terms and conditions of this Agreement, including Section 8.5 hereof, to enter into an definitive agreement in connection with a Superior Offer; provided, that the Company shall have paid any amounts due pursuant to Section 10.3 hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, the Company substantially concurrently enters into such definitive agreement in connection with such Superior Offer.

10.2        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, notwithstanding the exceptions provided in Section 10.3, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any Party or its respective Affiliates or Representatives, except as set forth in Section 10.3, Article XII, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to fraud or a willful material breach of this Agreement by a Party.

10.3        Termination Fee.

(a)           The Company shall pay to Parent a termination fee in the amount equal to the lesser of (x) Buyer Transaction Expenses incurred up to the time of termination and (y) $2,500,000 (the “Termination Fee”), in the event that:

(i)           (A) this Agreement is validly terminated by Parent or Buyer pursuant to Section 10.1(d), (B) following the execution and delivery of this Agreement and prior to receipt of the Company Member Approval, an Alternative Transaction (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed and (C) within six (6) months following such termination of this Agreement, (1) the Company enters into a definitive agreement with any third party with respect to an Alternative Transaction or (2) an Alternative Transaction is consummated, in which case the Termination Fee shall be payable concurrently with the earlier of (a) the Company’s entry into the definitive agreement with respect to such Alternative Transaction and (b) the consummation of such Alternative Transaction; or

(ii)           this Agreement is terminated by the Company in accordance with Section 10.1(i), in which case the Termination Fee shall be payable within two (2) Business Days after such termination.

(b)           The Company, Parent, the Buyer and Newco acknowledge and agree that the agreement contained in this Section 10.3 is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent would not enter into this Agreement; accordingly if the Company fails promptly to pay any amount due pursuant to this Section 10.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 10.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)           Parent’s receipt of the Termination Fee to the extent owed pursuant to Section 10.3(a) (and any payments owed pursuant to Section 10.3(b)) will be the only monetary damages that Parent, Buyer and Newco and each of their respective Affiliates may recover from (i) the Company; and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of the Company and its affiliates (the Persons in clauses (i) and (ii) collectively, the “Company Related Parties”) in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (A) none of the Company Related Parties will have any further liability or obligation to Parent, the Buyer and Newco or their Affiliates relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Parent, the Buyer and Newco may be entitled to remedies with respect to, the Confidentiality Agreement and Section 12.10, as applicable); and (B) none of Parent, the Buyer nor Newco or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to, and Buyer and Newco may be entitled to remedies with respect to Section 10.3(a) and Section 10.3(b), as applicable). Under no circumstances will the collective monetary damages payable by the Company for breaches under this Agreement exceed the Termination Fee in the aggregate for all such breaches (plus any payments owed pursuant to Section 10.3(b)) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will Parent, the Buyer and Newco or their Affiliates be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

10.4        Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time in whole or in part, only by a duly authorized instrument in writing signed by each of the Parties.

10.5        Waiver. At any time prior to the Effective Time, (a) the Buyer may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of the Buyer or Newco, (ii) waive any inaccuracy in the representations and warranties of the Buyer or Newco contained herein or in any document delivered by the Buyer or Merger pursuant hereto and (iii) waive compliance with any agreement of the Buyer or Newco or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Article XI
SELLERS’ REPRESENTATIVE

11.1        Appointment. By approving this Agreement and the transactions contemplated hereby, each Seller shall have irrevocably authorized and appointed Halle Benett (“Sellers’ Representative”) as such Person’s representative and attorney-in-fact to act on behalf of such Person for all purposes in connection with this Agreement and the agreements ancillary hereto. The Sellers’ Representative shall act as the representative of the Sellers in respect of all matters arising under this Agreement and the agreements ancillary hereto and thereto, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of the Sellers or the Sellers’ Representative, including to enforce any rights granted to the Sellers hereunder and thereunder, in each case as the Sellers’ Representative believes is necessary or appropriate under this Agreement, the Additional Agreements and/or the agreements ancillary hereto and thereto, for and on behalf of the Sellers. The Sellers shall be bound by all such actions taken by the Sellers and the Sellers shall not be permitted to take any such actions.

11.2        Purpose. The Sellers’ Representative is serving as the Sellers’ Representative solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Company, any of its Subsidiaries or the Sellers hereunder, and Buyer (on behalf of itself and its Affiliates) agrees that it will not look to the Sellers’ Representative or the underlying assets of the Sellers’ Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or the Sellers. The Sellers’ Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Sellers’ Representative of the Sellers’ Representative’s duties or the exercise by the Sellers’ Representative of the Sellers’ Representative’s rights and remedies under this Agreement or any agreement ancillary hereto or thereto, except in the case of its intentional fraud or willful misconduct. No bond shall be required of the Sellers’ Representative. The Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Sellers’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any agreement ancillary hereto. Without limiting the generality of the foregoing, the Sellers’ Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement or any agreement ancillary hereto, and to consent to any amendment hereof or thereof on behalf of the Sellers and their respective successors.

11.3        Seller Indemnification. By approving this Agreement, each Seller, jointly and severally, agrees to indemnify and hold harmless the Sellers’ Representative against all fees and expenses (including legal fees and expenses) and other amounts payable or incurred by the Sellers’ Representative in connection with the performance of any of its duties under this Agreement, including any such fees, expenses, or other amounts that may be incurred by the Sellers’ Representative in connection with any Action to which the Sellers’ Representative is made a party by reason of the fact it is or was acting as the Sellers’ Representative pursuant to the terms of this Agreement.

11.4        Buyer Reliance. Buyer shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Sellers’ Representative as being the statements, representations, decisions of, and actions of Sellers with respect to the matters relating to this Agreement or any agreement ancillary hereto or thereto. Buyer shall be entitled to deal solely with the Sellers’ Representative (and shall not be required to deal with any Seller, in his, her or its capacity as such) with respect to the matters relating to this Agreement or any agreement ancillary hereto.

11.5        Resignation and Appointment. The Sellers’ Representative may resign at any time by giving twenty (20) days’ notice to the Buyer and the Sellers; provided, however, in the event of the resignation or removal of the Sellers’ Representative, a new Sellers’ Representative (who shall be reasonably acceptable to the Buyer) shall be appointed by the vote or written consent of a majority of the equity securities of the Company then held by the Sellers as of immediately prior to the Effective Time; provided, further, that if any such vacancy is not so filled within thirty (30) days following the occurrence of such vacancy, the Buyer, with the approval of the holders of a majority of the shares of Buyer Class A Stock then held by the Sponsor, shall be entitled to appoint a successor Sellers’ Representative, and the provisions of this Article XI shall apply in all respects to such successor Sellers’ Representative.

11.6        Irrevocable; Appointment; Authorized Actions. The appointment of the Sellers’ Representative is coupled with an interest and shall be irrevocable by the Sellers in any manner or for any reason. This authority granted to the Sellers’ Representative shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of any principal pursuant to any applicable Law. Halle Benett hereby accepts his appointment as the initial Sellers’ Representative. Any decision, act, consent or instruction taken by the Sellers’ Representative in accordance with this Article XI on behalf of the Sellers (each, a “Sellers’ Representative Authorized Action”) shall be final, binding and conclusive on the Sellers as fully as if such Persons had taken such Sellers’ Representative Authorized Action. Each Seller agrees that the Sellers’ Representative, as the Sellers’ Representative, shall have no liability to a Seller for any Sellers’ Representative Authorized Action.

Article XII
GENERAL PROVISIONS

12.1         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered, or if sent by United States certified mail, return receipt requested and postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by e-mail or nationally recognized same day or overnight courier (with all fees prepaid) shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following Business Day if received after 5:00 p.m. local time or on a non-Business Day, addressed to the respective parties as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.1):

if to the Parent, the Buyer, or Newco:

Alchemy Investments Acquisition Corp 1
850 Library Avenue, Suite 204-F

Newark, DE 19711
Attention: Mattia Toma
Email: mattia@thepio.co

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com

if to the Company or the Sellers’ Representative:

Cartiga, LLC
400 Park Avenue, 12th Floor

New York, NY 10022
Attention: General Counsel
Email: legaldepartment@cartiga.com

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue, NW, Suite 900
Washington, DC 20001
Attention: Jonathan H. Talcott and Michael K. Bradshaw, Jr.
Email: jon.talcott@nelsonmullins.com and mike.bradshaw@nelsonmullins.com

12.2         Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII and any corresponding definitions set forth in Article I.

12.3        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

12.4         Entire Agreement; Assignment. This Agreement and the Additional Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 8.4(b), all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties.

12.5         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.9 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

12.6         Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in New York, New York. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York, New York, as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York, New York, as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12.7         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

12.9        Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Transaction Document or in any other certificate, agreement or document related to the Transactions shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

12.10       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the state or federal courts in New York, New York, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

12.11       No Recourse. Except in the case of fraud, all actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against (and, without prejudice to the rights of any express third party beneficiary to whom rights under this Agreement inure pursuant to Section 12.2), are those solely of the Persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). Except in the case of fraud, no other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney or representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Nonparty Affiliate from any such liability or obligation.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ALCHEMY INVESTMENTS ACQUISITION CORP 1

By:	/s/ Mattia Tomba
Name:	Mattia Tomba
Title:	Chief Executive Officer

ALCHEMY ACQUISITION HOLDINGS, INC.

By:	/s/ Mattia Tomba
Name:	Mattia Tomba
Title:	Chief Executive Officer

ALCHEMY MERGER SUB, LLC

By:	/s/ Mattia Tomba
Name:	Mattia Tomba
Title:	Chief Executive Officer

CARTIGA, LLC

By:	/s/ Samuel Wathen
Name:	Samuel Wathen
Title:	President and Chief Executive Officer

HALLE BENETT, SELLERS’ REPRESENTATIVE
/s/ Halle Benett

[Signature Page to Business Combination Agreement]